Filed Pursuant to Rule 424(b)(2)
Registration No. 333-191692

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Depositary Shares (each representing a one-tenth interest in a share of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series U, of JPMorgan Chase & Co.)	$1,000,000,000	$128,800

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Prospectus Supplement

(To Prospectus dated October 11, 2013)

1,000,000 DEPOSITARY SHARES

EACH REPRESENTING A ONE-TENTH INTEREST IN A SHARE OF

FIXED-TO-FLOATING RATE NON-CUMULATIVE PREFERRED STOCK, SERIES U

We are offering 1,000,000 depositary shares, each representing a one-tenth interest in a share of our perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series U, $1 par value, with a liquidation preference of $10,000 per share (equivalent to $1,000 per depositary share) (the “Preferred Stock”). Each depositary share entitles the holder, through the depositary, to a proportional fractional interest in all rights, powers and preferences of the Preferred Stock represented by the depositary share.

We will pay dividends on the Preferred Stock, when, as, and if declared by our board of directors or a duly authorized committee of our board, from the date of issuance to, but excluding, April 30, 2024 at a rate of 6.125% per annum, payable semi-annually in arrears, on April 30 and October 30 of each year, beginning on October 30, 2014. From and including April 30, 2024, we will pay dividends when, as, and if declared by our board or such committee at a floating rate equal to three-month LIBOR plus a spread of 3.33% per annum, payable quarterly in arrears, on January 30, April 30, July 30 and October 30 of each year, beginning on July 30, 2024. Dividends on the Preferred Stock will not be cumulative. Upon the payment of any dividends on the Preferred Stock, holders of depositary shares will receive a related proportionate payment.

We may redeem the Preferred Stock on any dividend payment date on or after April 30, 2024, in whole or from time to time in part, at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. We may also redeem the Preferred Stock upon certain events involving capital treatment as described in this prospectus supplement, subject to prior regulatory approval. If we redeem any Preferred Stock, the depositary will redeem the related depositary shares.

See “Risk Factors” beginning on page S-6 for a discussion of certain risks that you should consider in connection with an investment in the depositary shares.

Neither the Preferred Stock nor the depositary shares are deposits or other obligations of a bank or are insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the depositary shares or Preferred Stock or determined that this prospectus supplement or the attached prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Per Depositary Share	Total
Public Offering Price(1)	$1,000.00	$1,000,000,000
Underwriting Commissions	$12.50	$12,500,000
Proceeds (before expenses)(1)	$987.50	$987,500,000
(1)	Plus accrued dividends, if any, from March 10, 2014 to the date of delivery.

We do not intend to list the depositary shares or the Preferred Stock on any securities exchange. Currently, there is no public trading market for the depositary shares or the Preferred Stock.

We expect to deliver the depositary shares to investors through the book-entry delivery system of The Depository Trust Company and its direct participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about March 10, 2014.

Our affiliates, including J.P. Morgan Securities LLC, may use this prospectus supplement and the attached prospectus in connection with offers and sales of the depositary shares in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

J.P. Morgan

March 5, 2014

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the attached prospectus and any relevant free writing prospectus. We have not authorized anyone to provide you with any other information. If you receive any information not authorized by us, you should not rely on it.

We are offering to sell the depositary shares only in places where sales are permitted.

You should not assume that the information contained or incorporated by reference in this prospectus supplement or the attached prospectus or any relevant free writing prospectus is accurate as of any date other than its respective date.

SUMMARY

The following information about the depositary shares and the Preferred Stock summarizes, and should be read in conjunction with, the information contained in this prospectus supplement and in the attached prospectus.

Securities Offered

We are offering 1,000,000 depositary shares, each of which represents a one-tenth interest in a share of our Preferred Stock, with each share of Preferred Stock having a liquidation preference of $10,000 per share (equivalent to $1,000 per depositary share). Each depositary share entitles the holder to a proportional fractional interest in the Preferred Stock represented by that depositary share, including dividend, liquidation, redemption and voting rights.

Dividends

Holders of the Preferred Stock will be entitled to receive, when, as, and if declared by our board of directors or any duly authorized committee of our board of directors, out of assets legally available for payment, non-cumulative cash dividends based on the liquidation preference of $10,000 per share of the Preferred Stock (equivalent to $1,000 per depositary share).

If declared by our board of directors or any duly authorized committee of our board of directors, we will pay dividends on the Preferred Stock (i) during the period from the issue date of the Preferred Stock to, but excluding, April 30, 2024 (the “Fixed Rate Period”), semi-annually in arrears, on April 30 and October 30 of each year, beginning on October 30, 2014, and (ii) during the period from April 30, 2024 through the redemption date of the Preferred Stock, if any (the “Floating Rate Period”), quarterly in arrears, on January 30, April 30, July 30 and October 30 of each year, beginning on July 30, 2024 (each such day on which dividends are payable, a “dividend payment date”). We refer to the period from and including any dividend payment date to but excluding the next dividend payment date as a “dividend period,” provided that the initial dividend period will be the period from and including the original issue date of the Preferred Stock to but excluding the next dividend payment date.

Dividends on the Preferred Stock will accrue from the original issue date at a rate equal to (i) 6.125% per annum for each semi-annual dividend period during the Fixed Rate Period and (ii) three-month LIBOR plus a spread of 3.33% per annum for each quarterly dividend period during the Floating Rate Period. Upon the payment of any dividends on the Preferred Stock, holders of depositary shares will receive a related proportionate payment.

Dividends on shares of the Preferred Stock will be non-cumulative. To the extent that any dividends on shares of the Preferred Stock with respect to any dividend period are not declared and paid, in full or otherwise, on the dividend payment date for such dividend period, then such unpaid dividends will not cumulate and will cease to accrue and be payable, and we will have no obligation to pay, and the holders of shares of the Preferred Stock will have no right to receive, accrued and unpaid dividends for such dividend period on or after the dividend payment date for such dividend period, whether or not dividends are declared for any subsequent dividend period with respect to the Preferred Stock or for any future dividend period with respect to any other series of our preferred stock or our common stock. In such a case, no dividends will be paid on the depositary shares.

We will not declare or pay or set aside for payment full dividends on any of our preferred stock ranking as to dividends on a parity with or junior to the Preferred Stock for any period unless full dividends on the shares of the Preferred Stock for the most recently completed dividend period have been or contemporaneously are declared and paid (or have been declared and a sum sufficient for the payment thereof has been set aside for such payment). When dividends are not paid in full on the Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with the Preferred Stock, all dividends declared and paid upon the shares of the Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with the Preferred Stock will be declared and paid pro rata.

So long as any shares of the Preferred Stock are outstanding, unless full dividends on all outstanding shares of the Preferred Stock have been declared and paid or a sum sufficient for the payment thereof set aside for such payment in respect of the most recently completed dividend period:

•  no dividend (other than a dividend in common stock or in any other capital stock ranking junior to the Preferred Stock as to dividends and upon liquidation, dissolution or winding-up) will be declared or paid or a sum sufficient for the payment thereof set aside for such payment or other distribution declared or made upon our common stock or upon any other capital stock ranking junior to the Preferred Stock as to dividends or upon liquidation, dissolution or winding-up, and

•  no common stock or other capital stock ranking junior to or on a parity with the Preferred Stock as to dividends or upon liquidation, dissolution or winding-up will be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such capital stock) by us, subject to certain limited exceptions described under “Description of the Preferred Stock—Dividends”.

Rights upon Liquidation

In the event of our voluntary or involuntary liquidation, dissolution or winding-up, holders of the Preferred Stock will be entitled to receive and to be paid out of our assets legally available for distribution to our stockholders the amount of $10,000 per share (equivalent to $1,000 per depositary share), plus an amount equal to any declared and unpaid dividends, without accumulation of undeclared dividends, before we make any payment or distribution on our common stock or on any other capital stock ranking junior to the Preferred Stock upon our liquidation, dissolution or winding-up. After the payment to the holders of the shares of the Preferred Stock of the full preferential amounts to which they are entitled, the holders of the Preferred Stock as such will have no right or claim to any of our remaining assets. If, upon our voluntary or involuntary liquidation, dissolution or winding-up, we fail to pay in full the amounts payable with respect to the Preferred Stock and any other shares of our capital stock ranking as to any such distribution of our assets on a parity with the Preferred Stock, the holders of the Preferred Stock and of such other shares will share ratably in any such distribution of our assets in proportion to the full respective distributions to which they are entitled. Neither the sale of all or substantially all of our property or business, nor our merger or consolidation into or with any other entity or the merger or consolidation of any other entity into or with us, will be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary, of us.

Optional Redemption

The Preferred Stock is perpetual and has no maturity date. We may redeem, out of assets legally available therefor, the Preferred Stock on any dividend payment date on or after April 30, 2024, in whole, or from time to time in part, at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without accumulation of undeclared dividends. In addition, at any time within 90 days after a “capital treatment event,” as described herein, we may provide notice of our intent to redeem the Preferred Stock and may subsequently redeem, out of assets legally available therefor, the Preferred Stock, in whole but not in part, at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without accumulation of undeclared dividends.

Redemption of the Preferred Stock is subject to our receipt of any required prior approvals from the Board of Governors of the Federal Reserve System, or the “Federal Reserve Board,” or any other regulatory authority. Our redemption of the Preferred Stock will cause the redemption of the corresponding depositary shares. Neither the holders of the Preferred Stock nor the holders of the related depositary shares will have the right to require redemption.

See “Description of the Depositary Shares” and “Description of the Preferred Stock” for further information about redemptions or repurchases of the depositary shares or shares of the Preferred Stock.

Voting Rights

The holders of the Preferred Stock and of the depositary shares will not have voting rights, except as specifically required by applicable law and except as provided below under “Description of the Preferred Stock—Voting Rights.” For more information about voting rights, see “Description of the Preferred Stock—Voting Rights” and “Description of the Depositary Shares—Voting the Preferred Stock” in this prospectus supplement.

Ranking

The Preferred Stock will rank, as to payment of dividends and distribution of assets upon our liquidation, dissolution or winding-up, on a parity with any series of preferred stock ranking on a parity with the Preferred Stock, including our outstanding series of preferred stock described in the attached prospectus under “Description of Preferred Stock—Outstanding Series of Preferred Stock,” and senior to our common stock and to any series of preferred stock ranking junior to the Preferred Stock.

Preemptive and Conversion Rights

The Preferred Stock is not subject to any preemptive rights and is not convertible into property or shares of any other class or series of our capital stock. The holders of the depositary shares do not have any preemptive or conversion rights.

Depositary, Transfer Agent, and Registrar

Computershare Inc will serve as depositary, transfer agent and registrar for the Preferred Stock and the depositary shares.

Calculation Agent

We will appoint a calculation agent for the Preferred Stock prior to the commencement of the Floating Rate Period.

Risk Factors

See “Risk Factors” on page S-6 in this prospectus supplement for a discussion of factors you should consider carefully before deciding to invest in the depositary shares.

RISK FACTORS

Your investment in the depositary shares will involve certain risks. You should carefully consider the following discussion of risks and the other information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2013, and all subsequent filings under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, before deciding whether an investment in the depositary shares is suitable for you.

You are making an investment decision about the depositary shares as well as our Preferred Stock.

As described in this prospectus supplement, we are offering depositary shares representing fractional interests in shares of our Preferred Stock. The depositary will rely solely on the dividend payments on the Preferred Stock it receives from us to fund all dividend payments on the depositary shares. You should review carefully the information in this prospectus supplement and the attached prospectus regarding the depositary shares and our Preferred Stock.

The Preferred Stock is an equity security and is subordinate to our existing and future indebtedness.

The shares of Preferred Stock are equity interests and do not constitute indebtedness. This means that the Preferred Stock will rank junior to all of our indebtedness and to other non-equity claims on us and our assets, including claims in our liquidation. Our existing and future indebtedness may restrict payment of dividends on the Preferred Stock. In addition, holders of the depositary shares representing the Preferred Stock may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation or similar proceeding.

Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of preferred stock like the Preferred Stock, (1) dividends are payable only if declared by our board of directors or a duly authorized committee of the board and (2) as a corporation, we are subject to restrictions on dividend payments and redemption payments out of lawfully available assets. Further, the Preferred Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under “—Holders of the Preferred Stock will have limited voting rights.”

Dividends on the Preferred Stock are discretionary and non-cumulative.

Dividends on the Preferred Stock are discretionary and non-cumulative. Consequently, if our board of directors or a duly authorized committee of our board does not authorize and declare a dividend for any dividend period prior to the related dividend payment date, holders of the Preferred Stock would not be entitled to receive a dividend for that dividend period, and the unpaid dividend will cease to accrue and be payable. We will have no obligation to pay dividends accrued for a dividend period after the dividend payment date for that period if our board of directors or a duly authorized committee of the board has not declared a dividend before the related dividend payment date, whether or not dividends on the Preferred Stock or any other series of our preferred stock or our common stock are declared for any future dividend period. In addition, under the Federal Reserve Board’s capital rules, dividends on the Preferred Stock may only be paid out of our net income, retained earnings or surplus related to other additional Tier 1 capital instruments.

We may be able to redeem the Preferred Stock prior to April 30, 2024.

By its terms, the Preferred Stock may be redeemed by us in whole, but not in part, prior to April 30, 2024 upon our determination in good faith that an event has occurred that would constitute a “capital treatment event,” subject to the approval of the appropriate federal banking agency. See “Description of the Preferred Stock—Optional Redemption.”

Investors should not expect us to redeem the Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable.

The Preferred Stock is a perpetual equity security. This means that it has no maturity or mandatory redemption date and is not redeemable at the option of investors, including the holders of the depositary shares offered by this prospectus supplement. The Preferred Stock may be redeemed by us at our option, either in whole, or from time to time in part, on any dividend payment date on or after April 30, 2024 or, prior to that date, under certain circumstances after the occurrence of a capital treatment event. Any decision we may make at any time to propose a redemption of the Preferred Stock will depend upon, among other things, our evaluation of our capital position, the composition of our stockholders’ equity, and general market conditions at that time.

Our right to redeem the Preferred Stock is subject to limitations. Under the Federal Reserve Board’s current risk-based capital guidelines applicable to bank holding companies, any redemption of the Preferred Stock is subject to prior approval of the Federal Reserve Board. We cannot assure you that the Federal Reserve Board will approve any redemption of the Preferred Stock that we may propose. There also can be no assurance that, if we propose to redeem the Preferred Stock without replacing the Preferred Stock with common equity Tier 1 capital or additional Tier 1 capital instruments, the Federal Reserve Board will authorize the redemption. We understand that the factors that the Federal Reserve Board will consider in evaluating a proposed redemption, or a request that we be permitted to redeem the Preferred Stock without replacing it with common equity Tier 1 capital or additional Tier 1 capital instruments, include its evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, earnings and growth strategy, and other supervisory considerations, although the Federal Reserve Board may change these factors at any time.

If the Preferred Stock is redeemed, the corresponding redemption of the depositary shares would be a taxable event to you. In addition, you might not be able to reinvest the money you receive upon redemption of the depositary shares in a similar security.

If we are deferring payments on our outstanding junior subordinated notes or are in default under the indentures governing those securities, we will be prohibited from making distributions on or redeeming the Preferred Stock.

The terms of our outstanding junior subordinated notes prohibit us from declaring or paying any dividends or distributions on our preferred stock, including the Preferred Stock, or redeeming, purchasing, acquiring, or making a liquidation payment on the Preferred Stock, if an event of default under the indentures governing those junior subordinated notes has occurred and is continuing or at any time when we have deferred payment of interest on those junior subordinated notes.

Holders of the Preferred Stock will have limited voting rights.

Holders of the Preferred Stock have no voting rights with respect to matters that generally require the approval of voting stockholders. Holders of the Preferred Stock will have voting rights only as specifically required by applicable law and as described below under “Description of the Preferred Stock—Voting Rights.” Holders of depositary shares must act through the depositary to exercise any voting rights of the Preferred Stock.

Our ability to pay dividends depends upon the results of operations of our subsidiaries.

We are a holding company and conduct substantially all of our operations through subsidiaries. As a result, our ability to make dividend payments on the Preferred Stock will depend primarily upon the receipt of dividends and other distributions from our subsidiaries. Various legal limitations restrict the extent to which our subsidiaries may extend credit, pay dividends or other funds or otherwise engage in transactions with us or some of our other subsidiaries.

In addition, our right to participate in any distribution of assets from any subsidiary, upon the subsidiary’s liquidation or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent that we are recognized as a creditor of that subsidiary. As a result, the Preferred Stock will be effectively subordinated to all existing and future liabilities of our subsidiaries. You should look only to the assets of JPMorgan Chase as the source of payment for the Preferred Stock.

An active trading market for the Preferred Stock and the related depositary shares does not exist and may not develop.

The Preferred Stock and the related depositary shares are new issues of securities with no established trading market. We do not intend to list the Preferred Stock or the depositary shares on any securities exchange. We cannot predict how the depositary shares will trade in the secondary market or whether that market will be liquid or illiquid. The number of potential buyers of the depositary shares in any secondary market may be limited. Although the underwriters may purchase and sell the depositary shares in the secondary market from time to time, the underwriters will not be obligated to do so and may discontinue making a market for the depositary shares at any time without giving us notice. We cannot assure you that a secondary market for the depositary shares will develop, or that if one develops, it will be maintained. If an active, liquid market does not develop for the depositary shares, the market price and liquidity of the depositary shares may adversely be affected.

JPMORGAN CHASE & CO.

JPMorgan Chase & Co., which we refer to as “JPMorgan Chase,” “we” or “us,” is a leading global financial services firm and one of the largest banking institutions in the United States, with operations worldwide. JPMorgan Chase had $2.4 trillion in assets and $211.2 billion in total stockholders’ equity as of December 31, 2013. JPMorgan Chase is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, asset management and private equity. Under the J.P. Morgan and Chase brands, JPMorgan Chase serves millions of customers in the U.S. and many of the world’s most prominent corporate, institutional and government clients.

JPMorgan Chase is a financial holding company and was incorporated under Delaware law on October 28, 1968. JPMorgan Chase’s principal bank subsidiaries are JPMorgan Chase Bank, National Association, a national bank with branches in 23 states, and Chase Bank USA, National Association, a national bank that is JPMorgan Chase’s credit card issuing bank. JPMorgan Chase’s principal nonbank subsidiary is J.P. Morgan Securities LLC, our U.S. investment banking firm. One of JPMorgan Chase’s principal operating subsidiaries in the United Kingdom is J.P. Morgan Securities plc, a subsidiary of JPMorgan Chase Bank, N.A.

JPMorgan Chase’s activities are organized, for management reporting purposes, into four major reportable business segments, as well as a Corporate/Private Equity segment. Our consumer business is the Consumer & Community Banking segment. The Corporate & Investment Bank, Commercial Banking and Asset Management segments comprise our wholesale businesses.

The principal executive office of JPMorgan Chase is located at 270 Park Avenue, New York, New York 10017-2070, U.S.A., and its telephone number is (212) 270-6000.

WHERE YOU CAN FIND MORE INFORMATION

ABOUT JPMORGAN CHASE

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are available to the public on the website maintained by the SEC at http://www.sec.gov. Our filings can also be inspected and printed or copied, for a fee, at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Such documents, reports and information are also available on our website at http://investor.shareholder.com/jpmorganchase. Information on our website does not constitute part of this prospectus supplement or the accompanying prospectus.

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information.

We incorporate by reference (i) the documents listed below and (ii) any future filings we make with the SEC after the date of this prospectus supplement under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed, other than, in each case, those documents or the portions of those documents which are furnished and not filed:

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2013; and

(b)	Our Current Reports on Form 8-K filed on January 3, 2014, January 7, 2014, January 14, 2014 (two filings), January 22, 2014, January 24, 2014, January 28, 2014, January 30, 2014, February 5, 2014, February 6, 2014, February 27, 2014 and March 5, 2014.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Office of the Secretary

JPMorgan Chase & Co.

270 Park Avenue

New York, New York 10017

212-270-4040

CONSOLIDATED RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

The table below sets forth JPMorgan Chase’s consolidated ratios of earnings to combined fixed charges and preferred stock dividend requirements for the periods indicated.

	Year Ended December 31,
	2013	2012	2011	2010	2009
Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements:
Excluding Interest on Deposits	3.75	3.83	3.31	3.21	1.88
Including Interest on Deposits	3.25	3.23	2.72	2.68	1.66

For purposes of computing the above ratios, earnings represent net income from continuing operations plus total taxes based on income and fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits), one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest. Fixed charges, including interest on deposits, include all interest expense, one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest.

DESCRIPTION OF THE PREFERRED STOCK

The terms of the Preferred Stock are set forth in the Certificate of Designations, Powers, Preferences and Rights of the Preferred Stock (the “Certificate of Designations”). We have summarized below certain terms of the Certificate of Designations. This summary supplements the general description of preferred stock under “Description of Preferred Stock” in the accompanying prospectus. If any information regarding the Preferred Stock contained in the Certificate of Designations is inconsistent with the information in this prospectus supplement and the prospectus, the information in the Certificate of Designations will apply and will supersede information in this prospectus supplement and the prospectus. This summary is not complete. You should refer to the Certificate of Designations which will be filed in a Current Report on Form 8-K.

General

The Preferred Stock represents a single series of our authorized preferred stock. We are offering 1,000,000 depositary shares, representing 100,000 shares of the Preferred Stock in the aggregate, by this prospectus supplement and the accompanying prospectus. Upon issuance against full payment of the purchase price for the depositary shares, the shares of the Preferred Stock will be fully paid and nonassessable. The depositary will be the sole holder of the shares of the Preferred Stock. The holders of depositary shares will be required to exercise their proportional rights in the Preferred Stock through the depositary, as described in “Description of the Depositary Shares” in this prospectus supplement.

The Preferred Stock will rank senior to our common stock and to any of our other capital stock that states that it is made junior to our preferred stock as to payment of dividends and distribution of our assets upon our liquidation, dissolution or winding-up. The Preferred Stock will rank on a parity with our outstanding series of preferred stock described in the attached prospectus under “Description of Preferred Stock—Outstanding Series of Preferred Stock.” The Preferred Stock will be subordinate to our existing and future indebtedness.

The Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of our capital stock or other securities and will not be subject to any sinking fund or other obligation to redeem or repurchase the Preferred Stock. The Preferred Stock is not secured, is not guaranteed by us or any of our affiliates and is not subject to any other arrangement that legally or economically enhances the ranking of the Preferred Stock.

Dividends

Holders of the Preferred Stock will be entitled to receive, when, as, and if declared by our board of directors or any duly authorized committee of our board of directors, out of assets legally available for payment, non-cumulative cash dividends based on the liquidation preference of $10,000 per share of the Preferred Stock (equivalent to $1,000 per depositary share).

If declared by our board of directors or any duly authorized committee of our board of directors, we will pay dividends on the Preferred Stock (i) during the Fixed Rate Period, semi-annually in arrears, on April 30 and October 30 of each year, beginning on October 30, 2014, and (ii) during the Floating Rate Period, quarterly in arrears, on January 30, April 30, July 30 and October 30 of each year, beginning on July 30, 2024.

Dividends on the Preferred Stock will accrue from the original issue date at a rate equal to (i) 6.125% per annum for each semi-annual dividend period during the Fixed Rate Period and (ii) three-month LIBOR plus a spread of 3.33% per annum for each quarterly dividend period during the Floating Rate Period. We will calculate dividends on the Preferred Stock for the Fixed Rate Period on the basis of a 360-day year of twelve 30-day months. We will calculate dividends on the Preferred Stock for the Floating Rate Period on the basis of the actual number of days in a dividend period and a 360-day year. Dollar amounts resulting from those calculations will be rounded to the nearest cent, with one-half cent being rounded upward.

The dividend rate for each dividend period during the Floating Rate Period will be determined by the calculation agent using three-month LIBOR as in effect on the second London banking day prior to the beginning of the dividend period, which date is the “dividend determination date” for the dividend period. The calculation agent then will add three-month LIBOR as determined on the dividend determination date and the applicable spread. Absent manifest error, the calculation agent’s determination of the dividend rate for a dividend period for the Preferred Stock will be binding and conclusive on you, the transfer agent and us. As used in this prospectus supplement, a “London banking day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market. The term “three-month LIBOR” means the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000, as that rate appears on Reuters screen page “LIBOR01” at approximately 11:00 a.m., London time, on the relevant dividend determination date.

If no offered rate appears on Reuters screen page “LIBOR01” on the relevant dividend determination date at approximately 11:00 a.m., London time, then the calculation agent, after consultation with us, will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, three-month LIBOR will be the arithmetic average of the quotations provided. Otherwise, the calculation agent will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the dividend determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable dividend period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, three-month LIBOR will be the arithmetic average of the quotations provided. Otherwise, three-month LIBOR for the next dividend period will be equal to three-month LIBOR in effect for the then-current dividend period.

We will pay dividends to the holders of record of shares of the Preferred Stock as they appear on our stock register on such record date, not more than 30 days before the applicable payment date, as will be fixed by our board of directors or a duly authorized committee of our board. In the event that any dividend payment date during the Fixed Rate Period falls on a day that is not a business day, the dividend payment due on that date will be postponed to the next day that is a business day and no additional dividends will accrue as a result of that postponement. In the event that any dividend payment date during the Floating Rate Period would otherwise fall on a day that is not a business day, the dividend payment date will be postponed to the next day that is a business day and dividends will accrue to but excluding the date dividends are paid. However, if the postponement would cause the day to fall in the next calendar month during the Floating Rate Period, the dividend payment date will instead be brought forward to the immediately preceding business day. As used in this prospectus supplement, a “business day” means any weekday that is not a legal holiday in New York, New York and is not a day on which banking institutions in New York, New York are authorized or required by law or regulation to be closed.

If we call the Preferred Stock for redemption, dividends on shares of the Preferred Stock will cease to accrue on the applicable redemption date as described below under “—Optional Redemption.”

Dividends on shares of the Preferred Stock will be non-cumulative. To the extent that any dividends on shares of the Preferred Stock with respect to any dividend period are not declared and paid, in full or otherwise, on the dividend payment date for such dividend period, then such unpaid dividends will not cumulate and will cease to accrue and be payable, and we will have no obligation to pay, and the holders of shares of the Preferred Stock will have no right to receive, accrued and unpaid dividends for such dividend period on or after the dividend payment date for such dividend period, whether or not dividends are declared for any subsequent dividend period with respect to the Preferred Stock or for any future dividend period with respect to any other series of our preferred stock or our common stock. We will not pay interest or any sum of money instead of interest in respect of any dividend that is not declared, or if declared is not paid, on the Preferred Stock.

We will not declare or pay or set aside for payment full dividends on any of our preferred stock ranking as to dividends on a parity with or junior to the Preferred Stock for any period unless full dividends on the shares of the Preferred Stock for the most recently completed dividend period have been or contemporaneously are declared and paid (or have been declared and a sum sufficient for the payment thereof has been set aside for such payment). When dividends are not paid in full on the Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with the Preferred Stock, all dividends declared and paid upon the shares of the Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with the Preferred Stock will be declared and paid pro rata. For purposes of calculating the pro rata allocation of partial dividend payments, we will allocate dividend payments based on the ratio between the then-current dividends due on shares of Preferred Stock and (i) in the case of any series of non-cumulative preferred stock ranking on a parity as to dividends with the Preferred Stock, the aggregate of the current and unpaid dividends due on such series of preferred stock and (ii) in the case of any series of cumulative preferred stock ranking on a parity as to dividends with the Preferred Stock, the aggregate of the current and accumulated and unpaid dividends due on such series of preferred stock.

So long as any shares of the Preferred Stock are outstanding, unless full dividends on all outstanding shares of the Preferred Stock have been declared and paid or a sum sufficient for the payment thereof set aside for such payment in respect of the most recently completed dividend period:

•  no dividend (other than a dividend in common stock or in any other capital stock ranking junior to the Preferred Stock as to dividends and upon liquidation, dissolution or winding-up) will be declared or paid or a sum sufficient for the payment thereof set aside for such payment or other distribution declared or made upon our common stock or upon any other capital stock ranking junior to the Preferred Stock as to dividends or upon liquidation, dissolution or winding-up, and

•  no common stock or other capital stock ranking junior to or on a parity with the Preferred Stock as to dividends or upon liquidation, dissolution or winding-up will be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such capital stock) by us, except

(1) by conversion into or exchange for capital stock ranking junior to the Preferred Stock;

(2) as a result of reclassification into capital stock ranking junior to the Preferred Stock;

(3) through the use of the proceeds of a substantially contemporaneous sale of shares of capital stock ranking junior to the Preferred Stock or, in the case of capital stock ranking on a parity with the Preferred Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of capital stock ranking on a parity with the Preferred Stock;

(4) in the case of capital stock ranking on a parity with the Preferred Stock, pursuant to pro rata offers to purchase all or a pro rata portion of the shares of Preferred Stock and such capital stock ranking on a parity with the Preferred Stock;

(5) in connection with the satisfaction of our obligations pursuant to any contract entered into in the ordinary course prior to the beginning of the most recently completed dividend period; or

(6) any purchase, redemption or other acquisition of capital stock ranking junior to the Preferred Stock pursuant to any of our or our subsidiaries’ employee, consultant or director incentive or benefit plans or arrangements (including any employment, severance or consulting arrangements) adopted before or after the issuance of the Preferred Stock.

However, the foregoing will not restrict the ability of us or any of our affiliates to engage in underwriting, stabilization, market-making or similar transactions in our capital stock in the ordinary course of business.

Subject to the conditions described above, and not otherwise, dividends (payable in cash, capital stock, or otherwise), as may be determined by our board of directors or a duly authorized committee of our board, may be declared and paid on our common stock and any other capital stock ranking junior to or on a parity with the Preferred Stock from time to time out of any assets legally available for such payment, and the holders of the Preferred Stock will not be entitled to participate in those dividends.

As used in this prospectus supplement, “junior to the Preferred Stock” and like terms refer to our common stock and any other class or series of our capital stock over which the Preferred Stock has preference or priority, either as to dividends or upon liquidation, dissolution or winding-up, or both, as the context may require; “parity preferred stock” and “on a parity with the Preferred Stock” and like terms refer to any class or series of our capital stock that ranks on a parity with the shares of the Preferred Stock, either as to dividends or upon liquidation, dissolution or winding-up, or both, as the context may require; and “senior to the Preferred Stock” and like terms refer to any class or series of our capital stock that ranks senior to the Preferred Stock, either as to dividends or upon liquidation, dissolution or winding-up, or both, as the context may require.

Rights upon Liquidation

In the event of our voluntary or involuntary liquidation, dissolution or winding-up, holders of the Preferred Stock will be entitled to receive and to be paid out of our assets legally available for distribution to our stockholders the amount of $10,000 per share (equivalent to $1,000 per depositary share), plus an amount equal to any declared and unpaid dividends, without accumulation of undeclared dividends, before we make any payment or distribution on our common stock or on any other capital stock ranking junior to the Preferred Stock upon our liquidation, dissolution or winding-up. After the payment to the holders of the shares of the Preferred Stock of the full preferential amounts to which they are entitled, the holders of the Preferred Stock as such will have no right or claim to any of our remaining assets.

If, upon our voluntary or involuntary liquidation, dissolution or winding-up, we fail to pay in full the amounts payable with respect to the Preferred Stock and any other shares of our capital stock ranking as to any such distribution of our assets on a parity with the Preferred Stock, the holders of the Preferred Stock and of such other shares will share ratably in any such distribution of our assets in proportion to the full respective distributions to which they are entitled.

Neither the sale of all or substantially all of our property or business, nor our merger or consolidation into or with any other entity or the merger or consolidation of any other entity into or with us, will be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary, of us.

Because we are a holding company, our rights and the rights of our creditors and our stockholders, including the holders of the Preferred Stock, to participate in the assets of any of our subsidiaries upon that subsidiary’s liquidation, dissolution, winding-up or recapitalization may be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are a creditor with recognized claims against the subsidiary.

Holders of the Preferred Stock are subordinate to all of our indebtedness and to other non-equity claims on us and our assets, including in the event that we enter into a receivership, insolvency, liquidation or similar proceeding. In addition, holders of the Preferred Stock may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation or similar proceeding.

Optional Redemption

At the option of our board of directors or any duly authorized committee of our board of directors, we may redeem, out of assets legally available therefor, the Preferred Stock on any dividend payment date on or after April 30, 2024, in whole, or from time to time in part, at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends on the shares of Preferred Stock called for redemption up to the redemption date. Subject to irrevocably setting aside or depositing funds necessary for redemption, dividends will cease to accrue on such shares on the redemption date, without accumulation of undeclared dividends.

At any time within 90 days after a capital treatment event, and at the option of our board of directors or any duly authorized committee of our board of directors, we may provide notice of our intent to redeem the Preferred Stock in accordance with the procedures described below, and we may subsequently redeem, out of assets legally available therefor, the Preferred Stock in whole, but not in part, at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends on the shares of the Preferred Stock called for redemption up to the redemption date. Subject to irrevocably setting aside or depositing funds necessary for redemption, dividends will cease to accrue on such shares on the redemption date, without accumulation of undeclared dividends.

For purposes of the above, “capital treatment event” means the good faith determination by us that, as a result of any:

•  amendment to, or change or any announced prospective change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any shares of the Preferred Stock;

•  proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any shares of the Preferred Stock; or

•  official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of any shares of Preferred Stock, there is more than an insubstantial risk that we will not be entitled to treat an amount equal to the full liquidation amount of all shares of Preferred Stock then outstanding as “additional Tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the appropriate federal banking agency, as then in effect and applicable, for as long as any share of Preferred Stock is outstanding.

Redemption of the Preferred Stock is subject to our receipt of any required prior approvals from the Federal Reserve Board or any other regulatory authority.

If we elect to redeem shares of the Preferred Stock, we will provide notice by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed. Such mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice so mailed will be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure to duly give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of the Preferred Stock designated for redemption will not affect the validity of the proceedings for the redemption of any other shares of the Preferred Stock. Each notice of redemption will state:

•  the redemption date;

•  the number of shares of the Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder;

•  the redemption price;

•  the place or places where the certificates representing such shares are to be surrendered for payment of the redemption price; and

•  that dividends on the shares to be redeemed will cease to accrue on the redemption date.

Notwithstanding the foregoing, if the Preferred Stock is held in book-entry form through The Depository Trust Company, or “DTC”, we may give such notice in any manner permitted or required by DTC. Neither the holders of the Preferred Stock nor the holders of the related depositary shares have the right to require redemption of the Preferred Stock.

In the case of any redemption of only part of the shares of the Preferred Stock at the time outstanding, the shares of the Preferred Stock to be redeemed will be selected either pro rata from the holders of record of the Preferred Stock in proportion to the number of Preferred Stock held by such holders or by lot or in such other manner as our board of directors or any duly authorized committee of our board of directors may determine to be fair and equitable.

Voting Rights

The Preferred Stock will have no voting rights, except as provided below or as otherwise specifically required by law.

Whenever, at any time or times, dividends on the shares of Preferred Stock have not been paid for an aggregate of three or more semi-annual or six or more quarterly dividend periods, as applicable, whether or not consecutive, the authorized number of our directors will automatically be increased by two and the holders of the Preferred Stock will have the right, with holders of shares of any other class or series of parity preferred stock outstanding at the time upon which like voting rights have been conferred and are exercisable, which we refer to as “voting parity stock,” voting together as a class, to elect two directors, which we refer to as “preferred directors,” to fill such newly created directorships at our next annual meeting of stockholders and at each subsequent annual meeting of stockholders until full dividends have been paid on the Preferred Stock for at least two semi-annual or four quarterly consecutive dividend periods, as applicable. At that time such right will terminate, except as expressly provided in the Certificate of Designations or by law, subject to subsequent revesting.

Upon any termination of the right of the holders of shares of Preferred Stock and voting parity stock as a class to vote for directors as provided above, the preferred directors will cease to be qualified as directors, the term of office of all preferred directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of preferred directors elected. Any preferred director may be removed and replaced at any time, with cause as provided by law or without cause by the affirmative vote of the holders of shares of Preferred Stock voting together as a class with the holders of shares of voting parity stock, to the extent the voting rights of such holders described above are then exercisable. Any vacancy created by removal with or without cause may be filled only as described in the preceding sentence. If the office of any preferred director becomes vacant for any reason other than removal, the remaining preferred director may choose a successor who will hold office for the unexpired term in respect of which such vacancy occurred.

So long as any shares of Preferred Stock remain outstanding, we will not, without the affirmative vote of the holders of at least 66 2/3% in voting power of the Preferred Stock and any voting parity stock, voting together as a class, authorize, create or issue any capital stock ranking senior to the Preferred Stock as to dividends or upon liquidation, dissolution or winding-up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. So long as any shares of the Preferred Stock remain outstanding, we will not, without the affirmative vote of the holders of at least 66 2/3% in voting power of the Preferred Stock, amend, alter or repeal any provision of the Certificate of Designations or our certificate of incorporation, including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the Preferred Stock.

Notwithstanding the foregoing, none of the following will be deemed to adversely affect the powers, preferences or special rights of the Preferred Stock:

•  any increase in the amount of authorized common stock or authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on a parity with or junior to the Preferred Stock as to dividends or upon liquidation, dissolution or winding-up;

•  a merger or consolidation of us with or into another entity in which the shares of the Preferred Stock remain outstanding; and

•  a merger or consolidation of us with or into another entity in which the shares of the Preferred Stock are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have powers, preferences and special rights that are not materially less favorable than the Preferred Stock.

In exercising the voting rights described above or when otherwise granted voting rights by operation of law or by us, each share of the Preferred Stock will be entitled to one vote (equivalent to one-tenth of a vote per depositary share).

If we redeem or call for redemption all outstanding shares of Preferred Stock and irrevocably deposit in trust sufficient funds to effect such redemption, at or prior to the time when the act with respect to which such vote would otherwise be required or upon which the holders of Preferred Stock will be entitled to vote will be effected, the voting provisions described above will not apply.

Our board of directors may also from time to time, without notice to or consent of holders of the Preferred Stock, issue additional shares of the Preferred Stock. Delaware law provides that the holders of preferred stock will have the right to vote separately as a class on any amendment to our certificate of incorporation (including any certificate of designations) that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of such class or adversely affect the powers, preferences and special rights of the shares of preferred stock. Notwithstanding the foregoing, as permitted by law, our certificate of incorporation provides that any increase or decrease in our authorized capital stock may be adopted by the affirmative vote of holders of capital stock representing not less than a majority of the voting power represented by the outstanding shares of our capital stock entitled to vote. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of preferred stock so as to affect them adversely, but would not so affect the entire class of preferred stock, only the shares of the series so affected will be considered a separate class for purposes of this vote on the amendment. This right is in addition to any voting rights that may be provided for in our certificate of incorporation (including any certificate of designations).

Preemptive and Conversion Rights

The holders of the Preferred Stock do not have any preemptive or conversion rights.

Depositary, Transfer Agent, and Registrar

Computershare Inc will be the depositary, transfer agent and registrar for the Preferred Stock and the depositary shares.

Calculation Agent

We will appoint a calculation agent for the Preferred Stock prior to the commencement of the Floating Rate Period.

Other Preferred Stock

Under our certificate of incorporation, we have authority to issue up to 200,000,000 shares of preferred stock, $1 par value per share. We may issue preferred stock in one or more series, each with the preferences, designations, limitations, conversion rights, and other rights as our board of directors (or a duly authorized committee thereof) may determine, subject to the limitations set forth in our certificate of incorporation.

As of the date of this prospectus supplement, we have seven outstanding series of preferred stock: the Series I Preferred Stock, Series O Preferred Stock, Series P Preferred Stock, Series Q Preferred Stock and Series R Preferred Stock described in the attached prospectus under “Description of Preferred Stock—Outstanding Series of Preferred Stock,” and the Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series S and the 6.70% Non-Cumulative Preferred Stock, Series T described below.

Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series S

On January 22, 2014, we issued 200,000 shares of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series S, $1 par value, with a liquidation preference of $10,000 per share (the “Series S Preferred Stock”). Shares of the Series S Preferred Stock are represented by depositary shares, each representing a one-tenth interest in a share of preferred stock of the series.

The Series S Preferred Stock has the same powers, preferences and rights as our outstanding Series I Preferred Stock, Series O Preferred Stock, Series P Preferred Stock, Series Q Preferred Stock, Series R Preferred Stock and Series T Preferred Stock with respect to the payment of dividends, rights upon liquidation, redemption rights and voting rights, as described in the attached prospectus under “Description of Preferred Stock—Outstanding Series of Preferred Stock.”

Dividends. Dividends on the Series S Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, from the date of issuance to, but excluding, February 1, 2024 at a rate of 6.750% per annum, payable semi-annually in arrears, on February 1 and August 1 of each year, beginning on February 1, 2014. From and including February 1, 2024, dividends will be paid when, as, and if declared by our board or such committee at a floating rate equal to three-month LIBOR plus a spread of 3.78% per annum, payable quarterly in arrears, on February 1, May 1, August 1 and November 1 of each year, beginning on May 1, 2024. Dividends on the Series S Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series S Preferred Stock may be redeemed on any dividend payment date on or after February 1, 2024, in whole or in part, at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series S Preferred Stock in whole, but not in part, at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, following the occurrence of a capital treatment event. For purposes of the Series S Preferred Stock, “capital treatment event” means the good faith determination by JPMorgan Chase that, as a result of any:

•  amendment to, or change or any announced prospective change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any shares of the Series S Preferred Stock;

•  proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any shares of the Series S Preferred Stock; or

•  official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of any shares of the Series S Preferred Stock, there is more than an insubstantial risk that JPMorgan Chase will not be entitled to treat an amount equal to the full liquidation amount of all shares of the Series S Preferred Stock then outstanding as “additional Tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the appropriate federal banking agency, as then in effect and applicable, for as long as any share of the Series S Preferred Stock is outstanding.

6.70% Non-Cumulative Preferred Stock, Series T

On January 30, 2014 and February 6, 2014, we issued an aggregate of 92,500 shares of 6.70% Non-Cumulative Preferred Stock, Series T, $1 par value, with a liquidation preference of $10,000 per share (the “Series T Preferred Stock”). Shares of the Series T Preferred Stock are represented by depositary shares, each representing a 1/400th interest in a share of preferred stock of the series.

The Series T Preferred Stock has the same powers, preferences and rights as our outstanding Series I Preferred Stock, Series O Preferred Stock, Series P Preferred Stock, Series Q Preferred Stock, Series R Preferred Stock and Series S Preferred Stock with respect to the payment of dividends, rights upon liquidation, redemption rights and voting rights, as described in the attached prospectus under “Description of Preferred Stock—Outstanding Series of Preferred Stock.”

Dividends. Dividends on the Series T Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, at a rate of 6.70% per annum, payable quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year, beginning on June 1, 2014. Dividends on the Series T Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series T Preferred Stock may be redeemed on any dividend payment date on or after March 1, 2019, in whole or in part, at a redemption price equal to $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series T Preferred Stock following the occurrence of a capital treatment event. For purposes of the Series T Preferred Stock, “capital treatment event” means the good faith determination by JPMorgan Chase that, as a result of any:

•  amendment to, or change or any announced prospective change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any shares of the Series T Preferred Stock;

•  proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any shares of the Series T Preferred Stock; or

•  official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of any shares of the Series T Preferred Stock, there is more than an insubstantial risk that JPMorgan Chase will not be entitled to treat an amount equal to the full liquidation amount of all shares of the Series T Preferred Stock then outstanding as “additional Tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the appropriate federal banking agency, as then in effect and applicable, for as long as any share of the Series T Preferred Stock is outstanding.

DESCRIPTION OF THE DEPOSITARY SHARES

We have summarized below certain terms of the depositary shares governed by the deposit agreement among us, the depositary and the holders from time to time of the depositary receipts. This summary supplements the general description of the depositary shares under “Description of Preferred Stock—Depositary Shares” in the accompanying prospectus. Any information regarding the depositary shares and the depositary receipts contained in the deposit agreement that is inconsistent with the information in this prospectus supplement and the prospectus will apply and will supersede information in this prospectus supplement and the prospectus. This summary is not complete. You should refer to the deposit agreement, including the form of the depositary receipts contained in the deposit agreement, which will be filed in a Current Report on Form 8-K.

General

We are offering depositary shares representing proportional fractional interests in shares of the Preferred Stock. Each depositary share represents a one-tenth interest in a share of the Preferred Stock, and will be evidenced by depositary receipts, as described under “Registration and Settlement—Book-Entry System.” We will deposit the underlying shares of the Preferred Stock with a depositary pursuant to a deposit agreement among us, Computershare Inc, acting as depositary, and the holders from time to time of the depositary receipts. Subject to the terms of the deposit agreement, the depositary shares will be entitled to all the powers, preferences and special rights of the Preferred Stock, as applicable, in proportion to the applicable fraction of a share of Preferred Stock those depositary shares represent.

In this prospectus supplement, references to “holders” of depositary shares mean those who have depositary receipts registered in their own names on the books maintained by the depositary and not indirect holders who own beneficial interests in depositary receipts registered in the street name of, or issued in book-entry form through, The Depository Trust Company, or “DTC.” You should review the special considerations that apply to indirect holders described in “Registration and Settlement—Book-Entry System.”

Dividends and Other Distributions

Each dividend payable on a depositary share will be in an amount equal to one-tenth of the dividend declared and payable on the related share of the Preferred Stock.

The depositary will distribute all dividends and other cash distributions received on the Preferred Stock to the holders of record of the depositary receipts in proportion to the number of depositary shares held by each holder. In the event of a distribution other than in cash, the depositary will distribute property received by it to the holders of record of the depositary receipts as nearly as practicable in proportion to the number of depositary shares held by each holder, unless the depositary determines that this distribution is not feasible, in which case the depositary may, with our approval, adopt a method of distribution that it deems practicable, including the sale of the property and distribution of the net proceeds of that sale to the holders of the depositary receipts.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the related shares of Preferred Stock.

The amount paid as dividends or otherwise distributable by the depositary with respect to the depositary shares or the underlying Preferred Stock will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any depositary shares or the shares of the Preferred Stock until such taxes or other governmental charges are paid.

Redemption of Depositary Shares

If we redeem the Preferred Stock, in whole or in part, as described above under “Description of the Preferred Stock—Optional Redemption,” depositary shares also will be redeemed with the proceeds received by the depositary from the redemption of the Preferred Stock held by the depositary. The redemption price per depositary share will be one-tenth of the redemption price per share payable with respect to the Preferred Stock, plus any declared and unpaid dividends, without accumulation of undeclared dividends.

If we redeem shares of the Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing those shares of the Preferred Stock so redeemed. If we redeem less than all of the outstanding depositary shares, the depositary will select pro rata, by lot or in such other manner as may be determined by the depositary to be fair and equitable, those depositary shares to be redeemed. The depositary will mail notice of redemption to record holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the Preferred Stock and the related depositary shares.

Voting the Preferred Stock

Because each depositary share represents a one-tenth interest in a share of the Preferred Stock, holders of depositary receipts will be entitled to one-tenth of a vote per depositary share under those limited circumstances in which holders of the Preferred Stock are entitled to a vote, as described above in “Description of the Preferred Stock—Voting Rights.”

When the depositary receives notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Preferred Stock, may instruct the depositary to vote the amount of the Preferred Stock represented by the holder’s depositary shares. To the extent practicable, the depositary will vote the amount of the Preferred Stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Preferred Stock, it will abstain from voting with respect to such shares.

Withdrawal of Preferred Stock

Underlying shares of Preferred Stock may be withdrawn from the depositary arrangement upon surrender of depositary receipts at the depositary’s office and upon payment of the taxes, charges and fees provided for in the deposit agreement. Subject to the terms of the deposit agreement, the holder of depositary receipts will receive the appropriate number of shares of Preferred Stock represented by such depositary shares. Only whole shares of Preferred Stock may be withdrawn; if a holder holds an amount other than a whole multiple of 400 depositary shares, the depositary will deliver along with the withdrawn shares of Preferred Stock a new depositary receipt evidencing the excess number of depositary shares. Holders of withdrawn shares of Preferred Stock will not be entitled to redeposit such shares or to receive depositary shares.

Form and Notices

The Preferred Stock will be issued in registered form to the depositary, and the depositary shares will be issued in book-entry only form through DTC, as described below in “Registration and Settlement—Book-Entry System” and in “Book-Entry Issuance” in the attached prospectus. The depositary will forward to the holders of depositary shares all reports, notices, and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the Preferred Stock.

REGISTRATION AND SETTLEMENT

Book-Entry System

The depositary shares will be issued in book-entry only form through the facilities of DTC. This means that actual depositary receipts will not be issued to each holder of depositary shares, except in limited circumstances. Instead, the depositary shares will be in the form of a single global depositary receipt deposited with and held in the name of DTC, or its nominee. In order to own a beneficial interest in a depositary receipt, you must be an organization that participates in DTC or have an account with an organization that participates in DTC, including Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”).

Except as described in the attached prospectus, owners of beneficial interests in the global depositary receipt will not be entitled to have depositary receipts registered in their names, will not receive or be entitled to receive physical delivery of the depositary receipts in definitive form, and will not be considered the owners or holders of depositary shares under our certificate of incorporation or the deposit agreement, including for purposes of receiving any reports or notices delivered by us. Accordingly, each person owning a beneficial interest in the depositary receipts must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its beneficial interest, in order to exercise any rights of a holder of depositary shares.

If we discontinue the book-entry only form system of registration, we will replace the global depositary receipt with depositary receipts in certificated form registered in the names of the beneficial owners.

Same Day Settlement

As long as the depositary shares are represented by a global depositary receipt registered in the name of DTC, or its nominee, the depositary shares will trade in the DTC Same-Day Funds Settlement System. DTC requires secondary market trading activity in the depositary shares to settle in immediately available funds. This requirement may affect trading activity in the depositary shares.

Payment of Dividends

We will pay dividends, if any, on the Preferred Stock represented by depositary shares in book-entry form to the depositary. In turn, the depositary will deliver the dividends to DTC in accordance with the arrangements then in place between the depositary and DTC. Generally, DTC will be responsible for crediting the dividend payments it receives from the depositary to the accounts of DTC participants, and each participant will be responsible for disbursing the dividend payment for which it is credited to the holders that it represents. As long as the depositary shares are represented by a global depositary receipt, we will make all dividend payments in immediately available funds.

In the event depositary receipts are issued in certificated form, dividends generally will be paid by check mailed to the holders of the depositary receipts on the applicable record date at the address appearing on the security register.

Notices

Any notices required to be delivered to you will be given by the depositary to DTC for communication to its participants.

If the depositary receipts are issued in certificated form, notices to you also will be given by mail to the addresses of the holders as they appear on the security register.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal tax consequences of the purchase, ownership and disposition of depositary shares representing a one-tenth interest in a share of our Preferred Stock as of the date hereof. For United States federal income tax purposes, holders of depositary shares will generally be treated as if they own an interest in the underlying Preferred Stock. Except where noted, this summary deals only with depositary shares purchased in this offering and held as capital assets. This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•  a dealer in securities or currencies;

•  a financial institution;

•  a regulated investment company;

•  a real estate investment trust;

•  an insurance company;

•  a tax-exempt organization;

•  a person holding depositary shares as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

•  a trader in securities that has elected the mark-to-market method of accounting for its securities;

•  a person liable for alternative minimum tax;

•  a partnership or other pass-through entity for United States federal income tax purposes; or

•  a U.S. Holder whose “functional currency” is not the United States dollar.

As used herein, the term “U.S. Holder” means a beneficial owner of depositary shares that is for United States federal income tax purposes:

•  an individual citizen or resident of the United States;

•  a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•  an estate the income of which is subject to United States federal income taxation regardless of its source; or

•  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

The term “non-U.S. Holder” means a beneficial owner of depositary shares (other than a partnership) that is not a U.S. Holder.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be replaced, revoked or modified, possibly with retroactive effect, so as to result in United States federal tax consequences different from those discussed below.

If a partnership holds depositary shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding depositary shares, you should consult your tax advisors.

This summary does not contain a detailed description of all the United States federal tax consequences to you in light of your particular circumstances and does not address the recently enacted Medicare tax on net investment income or the effects of any state, local or non-United States tax laws. If you are considering the purchase, ownership or disposition of depositary shares, you should consult your own tax advisors concerning the United States federal tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

U.S. Holders

Taxation of Dividends

If you are a U.S. Holder, the gross amount of dividends on depositary shares will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income will be includable in your gross income as ordinary income on the day actually or constructively received by you. Although we expect that our current and accumulated earnings and profits will be such that all dividends paid with respect to the depositary shares will qualify as dividends for United States federal income tax purposes, we cannot guarantee that result. Our accumulated earnings and profits and our current earnings and profits in future years will depend in significant part on our future profits or losses, which we cannot accurately predict. Non-corporate U.S. Holders will generally be eligible for reduced rates of taxation on any dividends received from us with respect to the depositary shares, provided that certain holding period and other requirements are satisfied.

To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, as determined under United States federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of a depositary share (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by you on a subsequent disposition of the depositary share), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange.

If you are a corporation, dividends that are received by you will generally be eligible for a 70% dividends-received deduction under the Internal Revenue Code. To be eligible for this dividends-received deduction, a corporation must hold depositary shares for more than 45 days during the 91-day period that begins 45 days before the depositary shares become ex-dividend with respect to such dividend and must meet certain other requirements. Corporate U.S. Holders should consider the effect of section 246A of the Internal Revenue Code, which reduces the dividends-received deduction allowed to a corporate shareholder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock such as preferred stock. Corporate U.S. Holders should also consider the effect of section 1059 of the Internal Revenue Code, which, under certain circumstances, requires you to reduce the basis of stock for purposes of calculating gain or loss in a subsequent disposition by the portion of any “extraordinary dividend” that is eligible for the dividends-received deduction.

Taxation of Capital Gains

If you are a U.S. Holder, you will recognize taxable gain or loss on any sale, exchange or other disposition of depositary shares in an amount equal to the difference between the amount realized for the depositary shares and your adjusted tax basis in such depositary shares. Generally, your adjusted tax basis in the depositary shares will be equal to the cost of your depositary shares. Such gain or loss will generally be capital gain or loss. Capital gains of individual U.S. Holders derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Redemption

A redemption of depositary shares for cash will be treated as a distribution taxable as a dividend unless an applicable exception applies, in which case it will be treated as a sale or exchange of the redeemed shares taxable as described under the caption “—Taxation of Capital Gains” above.

The redemption will be treated as a sale or exchange if it (1) results in a “complete termination” of a U.S. Holder’s interest in our stock (2) is not “essentially equivalent to a dividend” with respect to a U.S. Holder, or (3) is “substantially disproportionate” with respect to a U.S. Holder, all within the meaning of section 302(b) of the Internal Revenue Code. In determining whether any of these tests have been met, stock considered to be owned by a U.S. Holder by reason of certain constructive ownership rules, as well as shares actually owned by such U.S. Holder, must generally be taken into account. If a particular U.S. Holder of depositary shares does not own (actually or constructively) any additional stock, or owns only an insubstantial percentage of our outstanding stock, and does not participate in our control or management, a pro rata redemption of the depositary shares of such U.S. Holder will generally qualify for sale or exchange treatment. However, because the determination as to whether any of the alternative tests of section 302(b) of the Internal Revenue Code will be satisfied with respect to any particular U.S. Holder of depositary shares depends upon the facts and circumstances at the time that the determination must be made, prospective U.S. Holders of depositary shares are advised to consult their own tax advisors regarding the tax treatment of a redemption. If a redemption of depositary shares is treated as a distribution, the entire amount received will be treated as a distribution and will be taxable as described under the caption “—Taxation of Dividends” above.

Non-U.S. Holders

The following discussion is a summary of certain United States federal tax consequences that will apply to you if you are a non-U.S. Holder of depositary shares. Special rules may apply to certain non-U.S. Holders, such as “controlled foreign corporations,” “passive foreign investment companies,” and certain expatriates, among others, that are subject to special treatment under the Internal Revenue Code. Such non-U.S. Holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Taxation of Dividends

If you are a non-U.S. Holder of depositary shares, dividends paid to you generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements (generally on an Internal Revenue Service (“IRS”) Form W-8ECI) are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. Holder were a United States person as defined under the Internal Revenue Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. Holder of depositary shares who wishes to claim the benefits of an applicable income tax treaty and avoid backup withholding, as discussed below, for dividends will be required (a) to complete IRS Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Internal Revenue Code and is eligible for treaty benefits or (b) if depositary shares are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A non-U.S. Holder of depositary shares eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Taxation of Capital Gains

If you are a non-U.S. Holder, any gain realized on the disposition of depositary shares generally will not be subject to United States federal income tax unless:

•  the gain is effectively connected with a trade or business of the non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. Holder);

•  the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•  we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

An individual non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Internal Revenue Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Federal Estate Tax

Depositary shares owned or treated as owned by an individual who is not a citizen or resident (as defined for United States federal estate tax purposes) of the United States at the time of his or her death will be included in the individual’s gross estate for United States federal estate tax purposes (unless an applicable treaty provides otherwise) and therefore may be subject to United States federal estate tax.

Information Reporting and Backup Withholding

U.S. Holders

In general, information reporting will apply to dividends in respect of depositary shares and the proceeds from the sale, exchange or redemption of depositary shares that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient such as a corporation. A backup withholding tax (currently at a 28% rate) may apply to such payments if you fail to provide a taxpayer identification number (generally on an IRS Form W-9) or certification of other exempt status or fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or as a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

Non-U.S. Holders

We must report annually to the IRS and to each non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A non-U.S. Holder will be subject to backup withholding (currently at a 28% rate) for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Internal Revenue Code), or such holder otherwise establishes an exemption (such as its corporate status). Dividends subject to withholding of U.S. federal income tax as described under the caption “Non-U.S. Holders—Taxation of Dividends” above will not be subject to backup withholding.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of depositary shares within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Internal Revenue Code), or such owner otherwise establishes an exemption (such as its corporate status).

Any amounts withheld under the backup withholding rules may be allowed as a refund or as a credit against a non-U.S. Holder’s United States federal income tax liability provided the required information is furnished to the IRS.

You should consult your tax advisor regarding the application of the information reporting and backup withholding rules to you.

Additional Withholding Requirements

Under legislation enacted in 2010 and administrative guidance, a 30% United States federal withholding tax may apply to dividend income paid after June 30, 2014, and the gross proceeds from a disposition of a depositary share occurring after December 31, 2016, in each case paid to (i) a “foreign financial institution” (as specifically defined in the legislation), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its United States “account” holders (as specifically defined in the legislation) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial United States owners or provides the name, address and taxpayer identification number of each such substantial United States owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. You should consult your own tax advisor regarding this legislation and whether it may be relevant to your ownership and disposition of depositary shares.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the depositary shares by employee benefit plans to which Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, which we refer to as ERISA, applies; plans, individual retirement accounts and other arrangements to which Section 4975 of the Internal Revenue Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Internal Revenue Code, which we collectively refer to as Similar Laws, apply; and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each of which we call a Plan).

Each fiduciary of a Plan should consider the fiduciary standards of ERISA or any applicable Similar Laws in the context of the Plan’s particular circumstances before authorizing an investment in the depositary shares. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA or any applicable Similar Laws and would be consistent with the documents and instruments governing the Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit Plans subject to such provisions, which we call ERISA Plans, from engaging in certain transactions involving “plan assets” with persons that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the ERISA Plans. A violation of these “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Internal Revenue Code for those persons unless exemptive relief is available under an applicable class, individual, statutory or administrative exemption. Certain employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Internal Revenue Code, but may be subject to Similar Laws.

Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code could arise if the depositary shares were acquired by an ERISA Plan with respect to which we or any of our affiliates are a party in interest or a disqualified person. For example, if we are a party in interest or disqualified person with respect to an investing ERISA Plan (either directly or by reason of our ownership of our subsidiaries), an extension of credit prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Internal Revenue Code between the investing ERISA Plan and us may be deemed to occur, unless exemptive relief were available under an applicable exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the depositary shares. Those class exemptions include:

•  PTCE 96-23—for certain transactions determined by in-house asset managers;

•  PTCE 95-60—for certain transactions involving insurance company general accounts;

•  PTCE 91-38—for certain transactions involving bank collective investment funds;

•  PTCE 90-1—for certain transactions involving insurance company separate accounts; and

•  PTCE 84-14—for certain transactions determined by independent qualified professional asset managers.

In addition, ERISA Section 408(b)(17) and Internal Revenue Code Section 4975(d)(20) provide a limited exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption”).

No assurance can be made that all of the conditions of any such exemptions will be satisfied.

ERISA and the regulations (the “Plan Asset Regulations”) promulgated under ERISA by the United States Department of Labor generally provide that when an ERISA Plan acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, the ERISA Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that less than 25% of the total value of each class of equity interest in the entity is held by “benefit plan investors” as defined in Section 3(42) of ERISA (the “25% Test”) or that the entity is an “operating company,” as defined in the Plan Asset Regulations. The Plan Asset Regulations define an “equity interest” as any interest in an entity, other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. For purposes of the 25% Test, the assets of an entity will not be treated as “plan assets” if, immediately after the most recent acquisition of any equity interest in the entity, less than 25% of the total value of each class of equity interests in the entity is held by “benefit plan investors,” excluding equity interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof. The term “benefit plan investors” is generally defined to include employee benefit plans subject to Title I of ERISA or Section 4975 of the Internal Revenue Code (including “Keogh” plans and IRAs), as well as any entity whose underlying assets include plan assets by reason of a plan’s investment in such entity (e.g., an entity of which 25% or more of the value of any class of equity interests is held by benefit plan investors and which does not satisfy another exception under ERISA).

For purposes of the Plan Asset Regulations, a “publicly-offered security” is a security that is (a) “freely transferable,” (b) part of a class of securities that is “widely held” and (c) (i) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and the class of securities to which such security is a part is registered under the Securities Exchange Act of 1934 within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public has occurred or (ii) is part of a class of securities that is registered under Section 12 of the Securities Exchange Act of 1934.

Although an investment in the depositary shares should be treated as an investment in the Preferred Stock and should therefore constitute an “equity interest” in an “operating company” for purposes of the Plan Asset Regulations, there can be no assurance in this regard. If the depositary shares are deemed to constitute an equity interest in a separate entity, it is not anticipated that (i) the depositary shares will constitute “publicly-offered securities” for purposes of the Plan Asset Regulations because the depositary shares are not part of a class of securities that is registered under the Securities Exchange Act of 1934, (ii) the depositary, in its capacity as the issuer of the depositary shares, will be an investment company registered under the Investment Company Act of 1940 or (iii) the depositary, in its capacity as the issuer of the depositary shares, will qualify as an operating company within the meaning of the Plan Asset Regulations. In addition, there will be no monitoring of whether investment in the depositary shares by benefit plan investors will be “significant” for purposes of the Plan Asset Regulations. Consequently, if investment in the depositary shares by benefit plan investors is significant, this could result in, among other things, (i) the application of the prudence and other fiduciary responsibility standards of ERISA to transactions involving the depositary shares and (ii) the possibility that certain transactions in which those with discretionary authority or control with respect to the depositary shares might seek to engage could constitute “prohibited transactions” under ERISA and the Internal Revenue Code.

Because of the possibility that direct or indirect prohibited transactions or similar violations of Similar Laws could occur as a result of the purchase of the depositary shares by a Plan, the depositary shares may not be purchased by any Plan, or any person investing the assets of any Plan, unless its purchase and holding of the depositary shares will not constitute or result in a non-exempt prohibited transaction under ERISA or the Internal

Revenue Code or similar violation of any applicable Similar Laws. Any purchaser or holder of the depositary shares or any interest in the depositary shares will be deemed to have represented by its purchase and holding of the depositary shares that either:

•  it is not a Plan and is not purchasing the depositary shares or interest in the depositary shares on behalf of or with the assets of any Plan; or

•  its purchase and holding of the depositary shares or interest in the depositary shares will not constitute or result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code or a similar violation of any applicable Similar Laws.

Due to the complexity of these rules and the penalties imposed upon persons involved in non-exempt prohibited transactions, it is important that any person considering the purchase of depositary shares on behalf of or with the assets of any Plan consult with its counsel regarding the consequences under ERISA, the Internal Revenue Code and any applicable Similar Laws of the acquisition, ownership and disposition of depositary shares, whether any exemption would be applicable, and whether all conditions of such exemption have been satisfied such that the acquisition and holding of the depositary shares by the Plan are entitled to full exemptive relief thereunder.

Nothing herein shall be construed as, and the sale of depositary shares to a Plan is in no respect, a representation by us or the underwriters that any investment in the depositary shares would meet any or all of the relevant legal requirements with respect to investment by, or is appropriate for, Plans generally or any particular Plan.

UNDERWRITING

JPMorgan Chase and the underwriters named below have entered into an underwriting agreement relating to the offer and sale of the depositary shares. In the underwriting agreement, we have agreed to sell to each underwriter, and each underwriter has agreed to purchase from us, the number of depositary shares set forth opposite its name below:

Name	Number of Depositary Shares
J.P. Morgan Securities LLC	857,500
ABN AMRO Securities (USA) LLC	8,750
Banca IMI S.p.A.	8,750
Capital One Southcoast, Inc.	8,750
Credit Agricole Securities (USA) Inc.	8,750
KeyBanc Capital Markets Inc.	8,750
Llyods Securities Inc.	8,750
Natixis Securities Americas LLC	8,750
RBS Securities Inc.	8,750
Regions Securities LLC	8,750
Scotia Capital (USA) Inc.	8,750
SG Americas Securities, LLC	8,750
Standard Chartered Bank	8,750
SunTrust Robinson Humphrey, Inc.	8,750
TD Securities (USA) LLC	8,750
Blaylock Robert Van, LLC	5,000
CastleOak Securities, L.P.	5,000
Samuel A. Ramirez & Co., Inc.	5,000
The Williams Capital Group, L.P.	5,000

Total	1,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase the depositary shares from us, are several and not joint. Those obligations are also subject to the satisfaction of certain conditions in the underwriting agreement. The underwriters have agreed to purchase all of the depositary shares if any are purchased.

The underwriters have advised us that they propose to offer the depositary shares to the public at the public offering price that appears on the cover page of this prospectus supplement. After the initial public offering, the underwriters may change the public offering price and any other selling terms.

We will pay our expenses related to this offering, which we estimate will be $150,000.

In addition, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Each underwriter has represented to us and agreed with us that it has not made and will not make an offer of the depositary shares to the public in any member state of the European Economic Area which has implemented the Prospectus Directive (a “Relevant Member State”) from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”). However, an underwriter may make an offer of the depositary shares to the public in that Relevant Member State at any time on or after the Relevant Implementation Date to any legal entity which is a qualified investor as defined in the Prospectus Directive, or in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that, in each case, no such offer of the depositary shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of the foregoing, the expression an “offer of the depositary shares to the public” in relation to any depositary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the depositary shares to be offered so as to enable an investor to decide to purchase or subscribe for the depositary shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State; and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including Directive 2010/73/EU, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in the Relevant Member State.

JPMorgan Chase’s affiliates, including J.P. Morgan Securities LLC, may use this prospectus supplement and the attached prospectus in connection with offers and sales of the depositary shares in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to prevailing market prices at the time of sale.

In connection with this offering, J.P. Morgan Securities LLC may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the depositary shares in the open market for the purpose of pegging, fixing or maintaining the price of the depositary shares. Syndicate covering transactions involve purchases of the depositary shares in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the managing underwriter to reclaim a selling concession from a syndicate member when the depositary shares originally sold by that syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the depositary shares to be higher than it would otherwise be in the absence of those transactions. If J.P. Morgan Securities LLC engages in stabilizing, syndicate covering transactions or penalty bids it may discontinue them at any time.

Certain of the underwriters engage in transactions with and perform services for us and our affiliates in the ordinary course of business.

Certain of the Underwriters are not U.S. registered broker-dealers, and will not effect any offers or sales of any shares in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

We will deliver the depositary shares to the underwriters at the closing of this offering when the underwriters pay us the purchase price of the depositary shares.

Conflicts of Interest

We own directly or indirectly all the outstanding equity securities of J.P. Morgan Securities LLC. The underwriting arrangements for this offering comply with the requirements of Rule 5121 of the regulations of the Financial Industry Regulatory Authority (“FINRA”) regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with Rule 5121, J.P. Morgan Securities LLC may not make sales in this offering to any discretionary account without the prior approval of the customer.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of JPMorgan Chase for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL OPINIONS

Simpson Thacher & Bartlett LLP, New York, New York, will deliver an opinion for us regarding the validity of the Preferred Stock and the related depositary shares. Cravath, Swaine & Moore LLP, New York, New York, will provide a similar opinion for the underwriters. Cravath, Swaine & Moore LLP has represented and continues to represent us and our subsidiaries in a substantial number of matters on a regular basis.

Prospectus

Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Warrants

Units

These securities may be offered from time to time, in amounts, on terms and at prices that will be determined at the time they are offered for sale. These terms and prices will be described in more detail in one or more supplements to this prospectus, which will be distributed at the time the securities are offered.

You should read this prospectus and any supplement carefully before you invest.

This prospectus may not be used to sell any of the securities unless it is accompanied by a prospectus supplement.

The securities may be sold to or through underwriters, through dealers or agents, directly to purchasers or through a combination of these methods. If an offering of securities involves any underwriters, dealers or agents, then the applicable prospectus supplement will name the underwriters, dealers or agents and will provide information regarding any fee, commission or discount arrangements made with those underwriters, dealers or agents.

These securities are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

These securities have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated October 11, 2013

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the terms of our securities, you should carefully read:

•	this prospectus, which explains the general terms of the securities we may offer;

•	the attached prospectus supplement, which gives the specific terms of the particular securities we are offering and may change or update information in this prospectus; and

•	the documents we have referred you to in “Where You Can Find More Information About JPMorgan Chase” on page 7 for information about our company and our financial statements.

Certain capitalized terms used in this summary are defined elsewhere in this prospectus.

JPMorgan Chase & Co.

JPMorgan Chase & Co., which we refer to as “JPMorgan Chase,” “we” or “us,” is a financial holding company incorporated under Delaware law in 1968. We are a leading global financial services firm and one of the largest banking institutions in the United States, with operations worldwide. JPMorgan Chase had $2.4 trillion in assets and $209.2 billion in total stockholders’ equity as of June 30, 2013. To find out how to obtain more information about us, see “Where You Can Find More Information About JPMorgan Chase.”

Our principal executive offices are located at 270 Park Avenue, New York, New York 10017 and our telephone number is (212) 270-6000.

The Securities We May Offer

This prospectus is part of a registration statement (the “registration statement”) that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, we may offer from time to time an indeterminate amount of any of the following securities:

•	debt;

•	preferred stock;

•	depositary shares;

•	common stock;

•	warrants; and

•	units.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add to, update or change information contained in this prospectus. References to this prospectus or the prospectus supplement also means the information contained in other documents we have filed with the SEC and have referred you to in this prospectus. If this prospectus is inconsistent with the prospectus supplement, you should rely on the prospectus supplement. You should read this prospectus, the applicable prospectus supplement and the additional information that we refer you to, as discussed under “Where You Can Find More Information About JPMorgan Chase.”

Debt Securities

We may use this prospectus and an applicable prospectus supplement to offer our unsecured general debt obligations, which may be senior or subordinated. The senior debt securities will have the same rank as all of our other unsecured, unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment on our “Senior Indebtedness,” which includes the senior debt securities. In addition, under certain circumstances relating to our dissolution, winding-up, liquidation or reorganization, the subordinated debt securities will be entitled to payment only after the payment of claims relating to “Additional Senior Obligations.” For the definitions of Senior Indebtedness and Additional Senior Obligations, see “Description of Debt Securities—Subordinated Debt Securities—Subordination” beginning on page 16 below.

New series of senior debt securities will be issued under an indenture between us and Deutsche Bank Trust Company Americas, as trustee. New series of subordinated debt securities will be issued under an indenture between us and U.S. Bank Trust National Association, as trustee. We have summarized below certain general features of the debt securities from the indentures. We encourage you to read the indentures, which are exhibits to the registration statement.

We are a holding company and conduct substantially all of our operations through subsidiaries. As a result, claims of the holders of the debt securities will generally have a junior position to claims of creditors of our subsidiaries, except to the extent that JPMorgan Chase may be recognized, and receives payment, as a creditor of those subsidiaries. Claims of our subsidiaries’ creditors other than JPMorgan Chase include substantial amounts of long-term debt, deposit liabilities, federal funds purchased, securities loaned or sold under repurchase agreements, commercial paper and other borrowed funds.

General Indenture Provisions that Apply to the Senior Debt Securities and the Subordinated Debt Securities

•	Each indenture allows us to issue different types of debt securities, including indexed securities.

•

Neither of the indentures limits the amount of debt securities that we may issue or provides you with any protection should there be a highly leveraged transaction, recapitalization or restructuring involving JPMorgan Chase.

•

The indentures allow us to consolidate or merge with another corporation, or to convey, transfer or lease all or substantially all of our assets to another corporation. If one of these events occurs, the other corporation will be required to assume our responsibilities relating to the debt securities, and, except in the case of a lease, we will be released from all liabilities and obligations.

•

The indentures provide that holders of a majority of the total principal amount of outstanding debt securities of any series may vote to change certain of our obligations or certain of your rights concerning the debt securities of that series. However, to change the amount or timing of principal, interest or other payments under the debt securities of a series, every holder in the series affected by the change must consent.

•

If an event of default (as described below) occurs with respect to any series of debt securities, the trustee or holders of 25% of the outstanding principal amount of that series may declare the principal amount of the series immediately payable. However, holders of a majority of the principal amount may rescind this action.

General Indenture Provisions that Apply Only to Senior Debt Securities

We have agreed in the indenture applicable to the senior debt securities, which we refer to as the “senior indenture,” that we and our subsidiaries will not sell, assign, transfer, grant a security interest in or otherwise dispose of the voting stock of JPMorgan Chase Bank, National Association, which we refer to as the “Bank,” and that the Bank will not issue its voting stock, unless the sale or issuance is for fair market value and we and our subsidiaries would own at least 80% of the voting stock of the Bank following the sale or issuance. This covenant would not prevent us from completing a merger, consolidation or sale of substantially all of our assets. In addition, this covenant would not prevent the merger or consolidation of the Bank into another domestic bank if JPMorgan Chase and its subsidiaries would own at least 80% of the voting stock of the successor entity after the merger or consolidation.

If we satisfy certain conditions in the senior indenture, we may discharge that indenture at any time by depositing with the trustee sufficient funds or government obligations to pay the senior debt securities when due.

Events of Default. The senior indenture provides that the following are events of default with respect to any series of senior debt securities:

•	default in the payment of interest on any senior debt securities of that series and continuance of that default for 30 days;

•	default in the payment of principal of, or premium, if any, on, any senior debt securities of that series at maturity;

•	default in the deposit of any sinking fund payment on that series of senior debt securities and continuance of that default for five days;

•

failure by us for 90 days after notice by the trustee or the holders of not less than 25% in principal amount of the outstanding senior debt securities of that series to perform any of the other covenants or warranties in the senior indenture applicable to that series;

•	specified events of bankruptcy, reorganization or insolvency of JPMorgan Chase or the Bank; and

•	any other event of default specified with respect to senior debt securities of that series.

Each series of senior debt securities issued prior to November 1, 2007 (A) includes additional events of default applicable in the event that (i) we default in the payment of principal when due on JPMorgan Chase debt in excess of a specified amount or (ii) the maturity of more than a specified amount of our debt is accelerated and the acceleration is not rescinded and (B) provides a shorter grace period for a covenant breach than provided above. Certain series of debt securities that we assumed in connection with our merger with The Bear Stearns Companies LLC (formerly known as The Bear Stearns Companies Inc.), which we refer to as “Bear Stearns,” include additional events of default as well. Accordingly, the senior debt securities offered by use of this prospectus will not have the benefit of the additional events of default and shorter covenant breach grace period applicable to some of our senior debt.

General Indenture Provisions that Apply Only to Subordinated Debt Securities

The subordinated debt securities will be subordinated to all “Senior Indebtedness,” which includes all of our indebtedness for money borrowed, except indebtedness that is stated not to be senior to, or that is stated to have the same rank as, the subordinated debt securities or other securities having the same rank as or that are subordinated to the subordinated debt securities.

Upon our dissolution, winding-up, liquidation or reorganization, creditors holding “Additional Senior Obligations” would also be entitled to full payment before we could distribute any amounts to holders of the subordinated debt securities. Additional Senior Obligations include indebtedness for claims under derivative products, including interest and foreign exchange and commodity contracts, but exclude claims in respect of Senior Indebtedness or claims in respect of subordinated obligations.

Events of Default. The indenture for the subordinated debt securities, which we refer to as the “subordinated indenture,” provides that the following are events of default with respect to any series of subordinated debt securities:

•	specified events of bankruptcy, reorganization or insolvency of JPMorgan Chase; and

•	any other event specified with respect to subordinated debt securities of that series.

Preferred Stock and Depositary Shares

We may use this prospectus and an applicable prospectus supplement to offer our preferred stock, par value $1 per share, in one or more series. We will determine the dividend, voting, conversion and other rights of the series being offered, and the terms and conditions relating to the offering and sale of the series, at the time of the offer and sale. We may also issue preferred stock that will be represented by depositary shares and depositary receipts.

Common Stock

We may use this prospectus and an applicable prospectus supplement to offer our common stock, par value $1 per share. Subject to the rights of holders of our preferred stock, holders of our common stock are entitled to receive dividends when declared by our board of directors (which may also refer to a board committee). Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights or cumulative voting rights.

Warrants

We may use this prospectus and an applicable prospectus supplement to offer warrants for the purchase of debt securities, preferred stock or common stock, which we refer to as “securities warrants.” We may also offer warrants for the cash value in U.S. dollars of the right to purchase or sell foreign or composite currencies, which we refer to as “currency warrants.” We may issue warrants independently or together with other securities.

Units

We may use this prospectus and an applicable prospectus supplement to offer any combination of debt securities, preferred stock, depositary shares, common stock and warrants issued by us, debt obligations or other securities of an entity affiliated or not affiliated with us or other property together as units. In the applicable prospectus supplement, we will describe the particular combination of debt securities, preferred stock, depositary shares, common stock and warrants issued by us, or debt obligations or other securities of an entity affiliated or not affiliated with us or other property constituting any units, and any other specific terms of the units.

Conflicts of Interest

We own directly or indirectly all the outstanding equity securities of J.P. Morgan Securities LLC. The underwriting arrangements for any offering pursuant to this prospectus will comply with the requirements of Rule 5121 of the regulations of the Financial Industry Regulatory Authority (“FINRA”) regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with Rule 5121, J.P. Morgan Securities LLC may not make sales pursuant to this prospectus to any discretionary account without the prior approval of the customer.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

AND PREFERRED STOCK DIVIDEND REQUIREMENTS

Our consolidated ratios of earnings to fixed charges and our consolidated ratios of earnings to combined fixed charges and preferred stock dividend requirements are as follows:

	Six Months Ended June 30, 2013	Year Ended December 31,
		2012	2011	2010	2009	2008
Earnings to Fixed Charges:
Excluding Interest on Deposits	5.51	4.21	3.60	3.51	2.47	1.17
Including Interest on Deposits	4.57	3.48	2.89	2.87	2.02	1.10
Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements:
Excluding Interest on Deposits	4.85	3.83	3.31	3.21	1.88	1.12
Including Interest on Deposits	4.13	3.23	2.72	2.68	1.66	1.07

For purposes of computing the above ratios, earnings represent net income from continuing operations plus total taxes based on income and fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits), one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest. Fixed charges, including interest on deposits, include all interest expense, one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest.

WHERE YOU CAN FIND MORE INFORMATION

ABOUT JPMORGAN CHASE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the website maintained by the SEC at http://www.sec.gov. Our filings can also be inspected and printed or copied, for a fee, at the SEC’s public reference room, 100 F Street N.E., Washington, D.C. 20549, or you can contact that office by phone: (800) SEC-0330. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Such documents, reports and information are also available on our website: http://www.jpmorgan.com. Information on our website does not constitute part of this prospectus or any accompanying prospectus supplement.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede this information.

We incorporate by reference (i) the documents listed below and (ii) any future filings we make with the SEC after the date of this prospectus under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed, other than, in each case, those documents or the portions of those documents which are furnished and not filed:

(a) Our Annual Report on Form 10-K for the year ended December 31, 2012;

(b) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013;

(c) Our Current Reports on Form 8-K filed on January 9, 2013, January 15, 2013, January 16, 2013 (three filings), January 25, 2013, February 5, 2013, February 28, 2013, March 8, 2013, March 15, 2013, April 9, 2013, April 12, 2013 (two filings), April 23, 2013, April 29, 2013, May 1, 2013, May 2, 2013, May 15, 2013, May 23, 2013, June 4, 2013, June 10, 2013, July 12, 2013 (two filings), July 19, 2013, July 29, 2013 (two filings), August 1, 2013, August 21, 2013, September 10, 2013, September 19, 2013 (two filings) and September 20, 2013; and

(d) The descriptions of our common stock contained in our Registration Statement filed under Section 12 of the Securities Exchange Act of 1934 and any amendment or report filed for the purpose of updating that description, and any other Registration Statement on Form 8-A relating to any securities offered by this prospectus.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Office of the Secretary

JPMorgan Chase & Co.

270 Park Avenue

New York, New York 10017

212-270-4040

You should rely only on the information provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with any other information. We are not making an offer of securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of the applicable document.

IMPORTANT FACTORS THAT MAY AFFECT FUTURE RESULTS

From time to time, we have made and will make forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipate,” “target,” “expect,” “estimate,” “intend,” “plan,” “goal,” “believe,” or other words of similar meaning. Forward-looking statements provide our current expectations or forecasts of future events, circumstances, results or aspirations. Our disclosures in this prospectus, any prospectus supplement and any documents incorporated by reference into this prospectus may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We also may make forward-looking statements in other documents filed or furnished with the SEC. In addition, our senior management may make forward-looking statements orally to analysts, investors, representatives of the media and others.

All forward-looking statements are, by their nature, subject to risks and uncertainties, many of which are beyond our control. JPMorgan Chase’s actual future results may differ materially from those set forth in our forward-looking statements. While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ from those in the forward-looking statements:

•	local, regional and international business, economic and political conditions and geopolitical events;

•	changes in laws and regulatory requirements, including as a result of recent financial services legislation;

•	changes in trade, monetary and fiscal policies and laws;

•	securities and capital markets behavior, including changes in market liquidity and volatility;

•	changes in investor sentiment or consumer spending or savings behavior;

•	our ability to manage effectively our capital and liquidity, including approval of our capital plans by banking regulators;

•	changes in credit ratings assigned to us or our subsidiaries;

•	damage to our reputation;

•	our ability to deal effectively with an economic slowdown or other economic or market disruption;

•	technology changes instituted by us, our counterparties or competitors;

•	mergers and acquisitions, including our ability to integrate acquisitions;

•

our ability to develop new products and services, and the extent to which products or services previously sold by us (including but not limited to mortgages and asset-backed securities) require us to incur liabilities or absorb losses not contemplated at their initiation or origination;

•	our ability to address enhanced regulatory requirements affecting our mortgage business;

•	acceptance of our new and existing products and services by the marketplace and our ability to increase market share;

•	our ability to attract and retain employees;

•	our ability to control expense;

•	competitive pressures;

•	changes in the credit quality of our customers and counterparties;

•	adequacy of our risk management framework, disclosure controls and procedures and internal control over financial reporting;

•	adverse judicial or regulatory proceedings;

•	changes in applicable accounting policies;

•	our ability to determine accurate values of certain assets and liabilities;

•

occurrence of natural or man-made disasters or calamities or conflicts, including any effect of any such disasters, calamities or conflicts on our power generation facilities and our other physical commodity-related activities; and

•	our ability to maintain the security of our financial, accounting, technology, data processing and other operating systems and facilities.

Additional factors that may cause future results to differ materially from forward-looking statements can be found in portions of our periodic and current reports filed with the SEC and incorporated by reference in this prospectus. These factors include, for example, those discussed under the caption “Risk Factors” in our most recent annual and quarterly reports, to which reference is hereby made.

Any forward-looking statements made by or on behalf of us in this prospectus, any applicable prospectus supplement or in a document incorporated by reference into this prospectus speak only as of the date of this prospectus, the prospectus supplement or the document incorporated by reference, as the case may be. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made. You should, however, consult any further disclosures of a forward-looking nature we may make in any subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities offered by this prospectus and the applicable prospectus supplement for general corporate purposes. General corporate purposes may include the repayment of debt, investments in or extensions of credit to our subsidiaries, redemption of our securities or the financing of possible acquisitions or business expansion. We may invest the net proceeds temporarily or apply them to repay debt until we are ready to use them for their stated purpose.

DESCRIPTION OF DEBT SECURITIES

General

We have described below some general terms that may apply to the debt securities we may offer by use of this prospectus and an applicable prospectus supplement. We will describe the particular terms of any debt securities we offer to you in the prospectus supplement relating to those debt securities.

The debt securities will be either senior debt securities or subordinated debt securities. We will issue the senior debt securities under a senior indenture between us and Deutsche Bank Trust Company Americas, as trustee. We will issue the subordinated debt securities under a subordinated indenture between us and U.S. Bank Trust National Association, as trustee. The debt securities and the indentures are governed by the laws of the State of New York.

The following summary is not complete. You should refer to the indentures, copies of which are exhibits to the registration statement.

The indentures do not limit the amount of debt securities that we may issue. Each of the indentures provides that we may issue debt securities up to the principal amount we authorize from time to time. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all Senior Indebtedness as defined below under “— Subordinated Debt Securities — Subordination.” In addition, under certain circumstances relating to our dissolution, winding-up, liquidation or reorganization, the subordinated debt securities will be junior to all Additional Senior Obligations, as defined and to the extent set forth below under “— Subordinated Debt Securities — Subordination.”

We are a holding company and conduct substantially all of our operations through subsidiaries. As a result, claims of the holders of the debt securities will generally have a junior position to claims of creditors of our subsidiaries, except to the extent that JPMorgan Chase is recognized, and receives payment, as a creditor of those subsidiaries. Claims of our subsidiaries’ creditors other than JPMorgan Chase include substantial amounts of long-term debt, deposit liabilities, federal funds purchased, securities sold or loaned under repurchase agreements, commercial paper and other borrowed funds.

We may issue the debt securities in one or more separate series of senior debt securities and/or subordinated debt securities. We will specify in the prospectus supplement relating to the particular series of debt securities being offered the particular amounts, prices and terms of those debt securities. These terms may include:

•	the title and type of the debt securities;

•	any limit on the aggregate principal amount or aggregate initial offering price of the debt securities;

•	the purchase price of the debt securities;

•	the dates on which the principal of the debt securities will be payable and the amount payable upon acceleration;

•

the interest rates of the debt securities, including the interest rates, if any, applicable to overdue payments, or the method for determining those rates, and the interest payment dates for the debt securities;

•	the places where payments may be made on the debt securities;

•	any mandatory or optional redemption provisions applicable to the debt securities;

•	any sinking fund or similar provisions applicable to the debt securities;

•	the authorized denominations of the debt securities, if other than $1,000 and integral multiples of $1,000;

•

if denominated in a currency other than U.S. dollars, the currency or currencies, including composite currencies, in which payments on the debt securities will be payable (which currencies may be different for principal, premium and interest payments);

•	any conversion or exchange provisions applicable to the debt securities;

•	any addition to, deletion from or change in the events of default applicable to the debt securities;

•	any addition to, deletion from or change in the covenants applicable to the debt securities; and

•	any other specific terms of the debt securities.

We may issue some of the debt securities as original issue discount debt securities. Original issue discount debt securities will bear no interest or will bear interest at a below-market rate and will be sold at a discount below their stated principal amount. The prospectus supplement will contain any special tax, accounting or other information relating to original issue discount debt securities. If we offer other kinds of debt securities, including debt securities linked to an index or payable in currencies other than U.S. dollars, the prospectus supplement relating to those debt securities will also contain any special tax, accounting or other information relating to those debt securities.

We will issue the debt securities only in registered form without coupons. The indentures permit us to issue debt securities of a series in certificated form or in permanent global form. You will not be required to pay a service charge for any transfer or exchange of debt securities, but we may require payment of any taxes or other governmental charges.

We will pay principal of, and premium, if any, and interest, if any, on the debt securities at the corporate trust office of our paying agent, The Bank of New York Mellon, in New York City. You may also make transfers or exchanges of debt securities at that location. We also have the right to pay interest on any debt securities by check mailed to the registered holders of the debt securities at their registered addresses. In connection with any payment on a debt security, we may require the holder to certify information to JPMorgan Chase. In the absence of that certification, we may rely on any legal presumption to enable us to determine our responsibilities, if any, to deduct or withhold taxes, assessments or governmental charges from the payment.

The indentures do not limit our ability to enter into a highly leveraged transaction or provide you with any special protection in the event of such a transaction. In addition, neither of the indentures provides special protection in the event of a sudden or dramatic decline in our credit quality resulting from a takeover, recapitalization or similar restructuring of JPMorgan Chase.

We may issue debt securities upon the exercise of securities warrants or upon exchange or conversion of exchangeable or convertible debt securities. The prospectus supplement will describe the specific terms of any of those securities warrants or exchangeable or convertible securities. It will also describe the specific terms of the debt securities or other securities issuable upon the exercise, exchange or conversion of those securities. See “Description of Securities Warrants” below.

Each of the indentures contains a provision that, if made applicable to any series of senior or subordinated debt securities, respectively, permits us to elect:

•	defeasance, which would discharge us from all of our obligations (subject to limited exceptions) with respect to any debt securities of that series then outstanding, and/or

•

covenant defeasance, which would release us from our obligations under specified covenants, including, with respect to any series of senior securities, the covenant described under “Senior Debt Securities—Limitation on Disposition of Stock of the Bank”, and the consequences of the occurrence of an event of default resulting from a breach of those covenants.

To make either of the above elections, we must deposit in trust with the respective trustee money and/or U.S. government obligations (as defined below) which, through the payment of principal and interest in accordance with their terms, will provide sufficient money, without reinvestment, to repay in full those senior or subordinated debt securities, as the case may be. As used in the indentures, “U.S. government obligations” are: (1) direct obligations of the United States or of an agency or instrumentality of the United States, in either case that are, or are guaranteed as, full faith and credit obligations of the United States and that are not redeemable by the issuer; and (2) certain depositary receipts with respect to an obligation referred to in clause (1).

As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the senior or subordinated debt securities, as the case may be, will not recognize income, gain, or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if defeasance or covenant defeasance had not occurred. That opinion, in the case of defeasance but not covenant defeasance, must refer to and be based upon a ruling received by us from the Internal Revenue Service or published as a revenue ruling or be based upon a change in applicable federal income tax law.

If we exercise our covenant defeasance option with respect to a particular series of debt securities, then even if there were a default under the defeased covenant, payment of those debt securities could not be accelerated. We may exercise our defeasance option with respect to a particular series of debt securities even if we previously had exercised our covenant defeasance option. If we exercise our defeasance option, payment of those debt securities may not be accelerated because of any event of default. If we exercise our covenant defeasance option and an acceleration were to occur, the realizable value at the acceleration date of the money and U.S. government obligations in the defeasance trust could be less than the principal and interest then due on those debt securities. This is because the required deposit of money and/or U.S. government obligations in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

We and the trustees may modify either indenture with the consent of the holders of not less than a majority in principal amount of each series of outstanding debt securities affected by the modification. However, without the consent of each affected holder, no such modification may:

•	change the stated maturity of any debt security;

•	reduce the principal amount of, or premium, if any, on, any debt security;

•	change the rate or method of computation of the interest on any debt security;

•	reduce the amount of the principal of an original issue discount debt security that would be due and payable upon a declaration of acceleration of the maturity thereof;

•	reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

•	change the currency or currencies in which any debt security is payable;

•	impair the right to institute suit for the enforcement of any payment on a debt security on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage of holders of outstanding debt securities of any series required to consent to any modification, amendment or any waiver under the applicable indenture; or

•	change the provisions in the applicable indenture that relate to its modification or amendment.

In addition, we and the trustees may amend either indenture without the consent of the holders of debt securities of any series for any of the following purposes:

•	to evidence the succession of another company to us;

•	to add to our covenants or to surrender any right or power conferred upon us;

•	to add any additional events of default;

•	to permit or facilitate the issuance of debt securities in bearer form, certificated form or global form;

•

to add to, change or eliminate any of the provisions of the applicable indenture in respect of all or any series of debt securities, provided that any such addition, change or elimination will neither (i) apply to any debt security issued prior to the execution of such amendment and entitled to the benefit of such provision nor (ii) modify the rights of the holders of any such debt securities with respect to such provision;

•

to conform the text of the applicable indenture or any debt securities to any provision of the “Description of Debt Securities” in this prospectus or a similarly captioned section in any applicable prospectus supplement relating to the offering of debt securities;

•	to provide security for or a guarantee of any series of debt securities;

•	to establish the form or terms of any series of debt securities;

•	to provide for successor trustees or the appointment of more than one trustee; or

•

to cure any ambiguity, to correct or supplement any provision of the applicable indenture which may be inconsistent with any other provision thereof, or to make any other provisions as we may deem necessary or desirable, provided such amendment does not adversely affect the interests of the holders of any series of debt securities in any material respect.

We may, without the consent of the holders of any debt securities, consolidate or merge with any other person or convey, transfer or lease all or substantially all of our assets to another person or permit another corporation to merge into JPMorgan Chase, provided that:

(1) the successor is a corporation organized under U.S. laws;

(2) the successor, if not us, assumes our obligations on the debt securities and under the indentures;

(3) after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

(4) other specified conditions are met.

Senior Debt Securities

The senior debt securities will be direct, unsecured general obligations of JPMorgan Chase and will constitute Senior Indebtedness of JPMorgan Chase. For a definition of “Senior Indebtedness,” see “— Subordinated Debt Securities — Subordination” below.

Limitation on Disposition of Stock of the Bank. Unless otherwise specified in the prospectus supplement relating to a particular series of debt securities, the senior indenture contains a covenant by us that, so long as any of the senior debt securities are outstanding, neither we nor any Intermediate Subsidiary (as defined below) will sell, assign, grant a security interest in or otherwise dispose of any shares of voting stock of the Bank, or any securities convertible into, or options, warrants or rights to purchase shares of voting stock of the Bank, except to JPMorgan Chase or an Intermediate Subsidiary. In addition, the covenant provides that neither we nor any Intermediate Subsidiary will permit the Bank to issue any shares of its voting stock, or securities convertible into, or options, warrants or rights to purchase shares of its voting stock, nor will we permit any Intermediate Subsidiary that owns any shares of voting stock of the Bank, or securities convertible into, or options, warrants or rights to purchase shares of the Bank’s voting stock, to cease to be an Intermediate Subsidiary.

The above covenant is subject to our rights in connection with a consolidation or merger of JPMorgan Chase with another person or a conveyance, transfer or lease of all or substantially all of our assets to another person. The covenant also will not apply if both:

(1) the disposition in question is made for fair market value, as determined by the board of directors of JPMorgan Chase or the Intermediate Subsidiary; and

(2) after giving effect to the disposition, we and any one or more of our Intermediate Subsidiaries will collectively own at least 80% of the issued and outstanding voting stock of the Bank or any successor to the Bank, free and clear of any security interest.

The above covenant also does not restrict the Bank from being consolidated with or merged into another domestic banking institution if, after the merger or consolidation, (A) JPMorgan Chase, or its successor, and any one or more Intermediate Subsidiaries own at least 80% of the voting stock of the resulting bank and (B) treating for purposes of the indenture the resulting bank as the Bank, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing.

The senior indenture defines an “Intermediate Subsidiary” as a subsidiary (1) that is organized under the laws of any domestic jurisdiction and (2) of which all the shares of capital stock, and all securities convertible into, and options, warrants and rights to purchase shares of capital stock, are owned directly by JPMorgan Chase, free and clear of any security interest. As used above, “voting stock” means a class of stock having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees irrespective of the happening of a contingency.

Defaults and Waivers. Unless otherwise specified in the prospectus supplement relating to a particular series of debt securities, the senior indenture defines an event of default with respect to any series of senior debt securities as any one of the following events:

(1) default in the payment of interest on any senior debt securities of that series and continuance of that default for 30 days;

(2) default in the payment of principal of, or premium, if any, on, any senior debt securities of that series at maturity;

(3) default in the deposit of any sinking fund payment on that series of senior debt securities and continuance of that default for five days;

(4) failure by us for 90 days after notice by the trustee or the holders of not less than 25% in principal amount of the outstanding senior debt securities of that series to perform any of the other covenants or warranties in the senior indenture applicable to that series;

(5) specified events of bankruptcy, insolvency or reorganization of JPMorgan Chase or the Bank; and

(6) any other event of default specified with respect to senior debt securities of that series.

Each series of our senior debt securities created prior to November 1, 2007 (A) includes additional events of default applicable in the event that (i) we default in the payment of principal when due on JPMorgan Chase debt in excess of a specified amount or (ii) the maturity of more than a specified amount of our debt is accelerated and the acceleration is not rescinded and (B) provides a shorter grace period for a covenant breach than provided above. Certain series of debt securities that we assumed in connection with our merger with Bear Stearns include additional events of default as well. Accordingly, new series of senior debt securities offered by use of this prospectus will not have the benefit of the additional events of default and shorter covenant breach grace period applicable to some of our senior debt securities.

If any event of default with respect to senior debt securities of any series occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding senior debt securities of that series may declare the principal amount (or, if the senior debt securities of that series are original issue discount senior debt securities, a specified portion of the principal amount) of all senior debt securities of that series to be due and payable immediately. No such declaration is required upon certain specified events of bankruptcy, reorganization or insolvency. Subject to the conditions set forth in the indenture, the holders of a majority in principal amount of the outstanding senior debt securities of that series may annul the declaration and waive past defaults, except uncured payment defaults and other specified defaults.

We will describe in the prospectus supplement any particular provisions relating to the acceleration of the maturity of a portion of the principal amount of original issue discount senior debt securities upon an event of default.

The senior indenture requires the trustee, within 90 days after the occurrence of a default known to it with respect to any outstanding series of senior debt securities, to give the holders of that series notice of the default if uncured or not waived. The trustee may withhold the notice if it determines in good faith that the withholding of the notice is in the interest of those holders. However, the trustee may not withhold the notice in the case of a default in the payment of principal, interest or any sinking or purchase fund installment. The trustee may not give the above notice until at least 60 days after the occurrence of a default in the performance of a covenant in the senior indenture, other than a covenant to make payment. The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an event of default with respect to senior debt securities of that series.

Other than the duty to act with the required standard of care during a default, the trustee is not obligated to exercise any of its rights or powers under the senior indenture at the request or direction of any of the holders of senior debt securities, unless the holders have offered to the trustee reasonable security or indemnity. The senior indenture provides that the holders of a majority in principal amount of outstanding senior debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee for that series, or exercising any trust or other power conferred on the trustee. However, the trustee may decline to act if the direction is contrary to law or the senior indenture and the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

The senior indenture includes a covenant requiring us to file annually with the trustee a certificate of no default, or specifying any default that exists.

Subordinated Debt Securities

The subordinated debt securities will be direct, unsecured general obligations of JPMorgan Chase. The subordinated debt securities will be subordinate and junior in right of payment to all Senior Indebtedness and, in certain circumstances described below relating to our dissolution, winding-up, liquidation or reorganization, to all Additional Senior Obligations. The subordinated indenture does not limit the amount of debt, including Senior Indebtedness or Additional Senior Obligations, that we may incur.

Unless otherwise provided in the prospectus supplement relating to a particular series of subordinated debt securities, holders of the subordinated debt securities may not accelerate the maturity of the subordinated debt securities, except in the event of our bankruptcy, reorganization or insolvency, and may not accelerate the subordinated debt securities if we fail to pay principal or interest or fail to perform any other agreement in the subordinated debt securities or the subordinated indenture. See “— Defaults and Waivers” below.

Subordination. The subordinated debt securities will be subordinate and junior in right of payment to all Senior Indebtedness and, under certain circumstances described below, to all Additional Senior Obligations.

The subordinated indenture defines “Senior Indebtedness” to mean the principal of, and premium, if any, and interest on all of our indebtedness for money borrowed, whether outstanding on the date the subordinated indenture became effective or created, assumed or incurred after that date, including all indebtedness for money borrowed by another person that we guarantee. However, Senior Indebtedness does not include indebtedness that is stated not to be senior to or to have the same rank as the subordinated debt securities or other securities having the same rank as or that are subordinated to the subordinated debt securities. In particular, Senior Indebtedness does not include (A) outstanding subordinated indebtedness that we assumed in connection with our merger with Bear Stearns or with other entities, (B) the subordinated indebtedness issued under the amended and restated indenture, dated as of December 15, 1992, as amended, between us and U.S. Bank Trust National Association, as trustee, and (C) other debt of JPMorgan Chase that is expressly stated to have the same rank as or not to rank senior to the subordinated debt securities or other securities having the same rank as or that are subordinated to the subordinated debt securities.

The subordinated indenture defines “Additional Senior Obligations” to mean all indebtedness of JPMorgan Chase, whether outstanding on the date the subordinated indenture became effective or created, assumed or incurred after that date, for claims in respect of derivative products, such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements, except claims in respect of Senior Indebtedness and except claims in respect of obligations that are expressly stated to have the same rank as or not to rank senior to the subordinated debt securities. For purposes of this definition, “claim” shall have the meaning assigned in Section 101(4) of the United States Bankruptcy Code and in effect on the date of execution of the subordinated indenture.

Under the subordinated indenture, we may not make any payment on the subordinated debt securities in the event:

•	we have failed to make full payment of all amounts of principal, and premium, if any, and interest, if any, due on all Senior Indebtedness; or

•

there shall exist any event of default on any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof or any event which, with notice or lapse of time or both, would become such an event of default.

In addition, upon our dissolution, winding-up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or otherwise):

•

we must pay to the holders of Senior Indebtedness the full amounts of principal of, and premium, if any, and interest, if any, on the Senior Indebtedness before any payment or distribution is made on the subordinated debt securities, and

•

if, after we have made those payments on the Senior Indebtedness, there are amounts available for payment on the subordinated debt securities and creditors in respect of Additional Senior Obligations have not received their full payments, then we will first use such amounts to pay in full all Additional Senior Obligations before we may make any payment on the subordinated debt securities.

No series of our subordinated debt securities (other than our junior subordinated indebtedness and our Capital Efficient Notes issued in connection with the issuance of securities by our capital trust subsidiaries) is subordinated to any other series of subordinated debt securities or to any other subordinated indebtedness of JPMorgan Chase referred to above. However, due to the subordination provisions of the various series of subordinated indebtedness issued by us and our predecessor institutions, in the event of our dissolution, winding-up, liquidation, reorganization or insolvency, holders of the subordinated debt securities that may be offered by use of this prospectus and an applicable prospectus supplement may recover less, ratably, than holders of some of our other series of outstanding subordinated indebtedness and more, ratably, than holders of other series of our outstanding subordinated indebtedness. In addition, holders of the subordinated debt securities may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation or similar proceeding.

No Limitation on Disposition of Voting Stock of the Bank. The subordinated indenture does not contain a covenant prohibiting us from selling or otherwise disposing of any shares of voting stock of the Bank, or securities convertible into, or options, warrants or rights to purchase shares of voting stock of the Bank. The subordinated indenture also does not prohibit the Bank from issuing any shares of its voting stock or securities convertible into, or options, warrants or rights to purchase shares of its voting stock.

Defaults and Waivers. Unless otherwise specified in the prospectus supplement relating to a particular series of debt securities, the subordinated indenture defines an event of default with respect to any series of subordinated debt securities as follows:

•	specified events of bankruptcy, reorganization or insolvency of JPMorgan Chase;

•	any other event specified with respect to subordinated debt securities of that series.

If any event of default with respect to subordinated debt securities of any series occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding subordinated debt securities of that series may declare the principal amount (or, if the subordinated debt securities of that series are original issue discount subordinated debt securities, a specified portion of the principal amount) of all subordinated debt securities of that series to be due and payable immediately. No such declaration is required upon certain specified events of bankruptcy, reorganization or insolvency. Subject to the conditions set forth in the subordinated indenture, the holders of a majority in principal amount of the outstanding subordinated debt securities of that series may annul the declaration and waive past defaults, except uncured payment defaults.

We will describe in the prospectus supplement any particular provisions relating to the acceleration of the maturity of a portion of the principal amount of original issue discount subordinated debt securities upon an event of default. In the event of the bankruptcy, liquidation, reorganization or insolvency of JPMorgan Chase, any right to enforce that payment in cash would be subject to the broad equity powers of a federal bankruptcy court and to its determination of the nature and status of the payment claims of the holders of the subordinated debt securities.

Unless otherwise provided in the prospectus supplement relating to a particular series of subordinated debt securities, there will be no right of acceleration of the payment of principal of the subordinated debt securities of that series upon a default in the payment of principal or interest or a default in the performance of any covenant or agreement in the subordinated debt securities or the subordinated indenture. In the event of a default in the payment of principal or interest or a default in the performance of any covenant or agreement in the subordinated debt securities or the subordinated indenture, the trustee may, subject to specified limitations and conditions, seek to enforce that payment or the performance of that covenant or agreement.

The subordinated indenture requires the trustee, within 90 days after the occurrence of a default known to it with respect to any outstanding series of subordinated debt securities, to give the holders of that series notice of the default if uncured or not waived. The trustee may withhold the notice if it determines in good faith that the withholding of the notice is in the interest of those holders. However, the trustee may not withhold the notice in the case of a payment default. The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an event of default with respect to subordinated debt securities of that series.

Other than the duty to act with the required standard of care during a default, the trustee is not obligated to exercise any of its rights or powers under the subordinated indenture at the request or direction of any of the holders of subordinated debt securities, unless the holders have offered to the trustee reasonable security or indemnity. The subordinated indenture provides that the holders of a majority in principal amount of outstanding subordinated debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee for that series, or exercising any trust or other power conferred on the trustee. However, the trustee may decline to act if the direction is contrary to law or the subordinated indenture and the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

The subordinated indenture includes a covenant requiring us to file annually with the trustee a certificate of no default, or specifying any default that exists.

Information Concerning The Trustees

We and our subsidiaries may maintain deposits or conduct other banking transactions with the trustees under the senior indenture and the subordinated indenture in the ordinary course of business. Deutsche Bank Trust Company Americas is a trustee under certain of our existing indentures pursuant to which we have issued and outstanding series of senior debt securities. U.S. Bank Trust National Association is a trustee under certain of our existing indentures pursuant to which we have issued and outstanding series of subordinated debt securities.

DESCRIPTION OF PREFERRED STOCK

General

Under our certificate of incorporation, our board of directors is authorized, without further stockholder action, to issue up to 200,000,000 shares of preferred stock, $1 par value per share, in one or more series, and to determine the voting powers and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each series. We may amend our certificate of incorporation to increase or decrease the number of authorized shares of preferred stock in a manner permitted by our certificate of incorporation and the Delaware General Corporation Law. As of the date of this prospectus, we have the following issued and outstanding series of preferred stock, the terms of each of which we summarize below:

•	Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series I;

•	5.50% Non-Cumulative Preferred Stock, Series O;

•	5.45% Non-Cumulative Preferred Stock, Series P;

•	Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series Q; and

•	Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series R.

We will describe the particular terms of any series of preferred stock being offered in the prospectus supplement relating to that series of preferred stock. Those terms may include:

•	the number of shares being offered;

•	the title and liquidation preference per share;

•	the purchase price;

•	the dividend rate or method for determining that rate;

•	the dates on which dividends will be paid;

•	whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to accumulate;

•	any applicable redemption or sinking fund provisions;

•	any applicable conversion provisions;

•	whether we have elected to offer depositary shares representing that series of preferred stock; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights and restrictions applicable to that series of preferred stock.

If the terms of any series of preferred stock being offered differ from the terms set forth below, we will also disclose those different terms in the prospectus supplement relating to that series of preferred stock. The following summary is not complete. You should also refer to our certificate of incorporation and to the certificate of designations relating to the series of the preferred stock being offered for the complete terms of that series of preferred stock. A form of certificate of designations is filed as an exhibit to the registration statement. We will file the certificate of designations with respect to the particular series of preferred stock being offered with the SEC promptly after the offering of that series of preferred stock.

The preferred stock will, when issued against full payment of the purchase price relating to a series of preferred stock, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, in the event we liquidate, dissolve or wind-up our business, each series of preferred stock being offered will have the same rank as to dividends and distributions as our currently outstanding preferred stock and each other series of preferred stock we may offer in the future by use of this prospectus and an applicable prospectus supplement. The preferred stock will have no preemptive rights.

Dividend Rights

Holders of the preferred stock offered by use of this prospectus and an applicable prospectus supplement will be entitled to receive, when, as and if declared by our board of directors or any duly authorized committee of our board, cash dividends at the rates and on the dates set forth in the prospectus supplement. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. We will pay each dividend to the holders of record as they appear on our stock register (or, if applicable, the records of the depositary referred to under “Description of Depositary Shares”) on record dates determined by our board of directors or a duly authorized committee of our board. Dividends on any series of preferred stock may be cumulative or noncumulative, as specified in the prospectus supplement. If a dividend is not declared on any series of preferred stock for which dividends are noncumulative, then your right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not dividends are declared for any future dividend period.

Unless otherwise specified in the applicable prospectus supplement, each series of preferred stock that we offer by use of this prospectus and an applicable prospectus supplement will provide that we may not declare or pay or set aside for payment full dividends on any series of preferred stock ranking, as to dividends, equally with or junior to the series of preferred stock we are offering unless we have previously declared and paid or set aside for payment, or we contemporaneously declare and pay or set aside for payment, full dividends (including cumulative dividends still owing, if any) on the series of preferred stock we are offering for, in the case of a series of noncumulative preferred stock, the most recently completed dividend period, or, in the case of a series of cumulative preferred stock, all past dividend periods. If we fail to pay dividends in full as stated above, we may only declare dividends on equally ranking series of preferred stock pro rata so that the amount of dividends declared per share on the series of preferred stock we are offering and the equally ranking series bear to each other the same ratio that accumulated and unpaid dividends per share on the series being offered and the other series bear to each other. We will not pay interest or any sum of money instead of interest in respect of any dividend that is not declared, or if declared is not paid, on any series of preferred stock we are offering.

Unless otherwise specified in the applicable prospectus supplement, the preferred stock we offer by use of this prospectus and an applicable prospectus supplement will also provide that, unless we have paid or declared and set aside a sum sufficient for the payment thereof, in the case of a series of noncumulative preferred stock, full dividends on all outstanding shares of that preferred stock in respect of the most recently completed dividend period, or, in the case of a series of cumulative preferred stock, full dividends, including cumulative dividends, if any, owing on that preferred stock for all past dividend periods:

•

no dividend (other than a dividend in common stock or in any junior or equally ranking stock as to dividends and upon liquidation, dissolution or winding-up) will be declared or paid or a sum sufficient for the payment thereof set aside for such payment or other distribution declared or made upon our common stock or upon any junior or equally ranking stock as to dividends or upon liquidation, dissolution or winding-up, and

•

no common stock or other any junior or equally ranking stock as to dividends or upon liquidation, dissolution or winding-up will be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such capital stock) by us, except

(1)	by conversion into or exchange for capital stock ranking junior to the preferred stock being offered;

(2)	as a result of reclassification into capital stock ranking junior to the preferred stock being offered;

(3)	through the use of the proceeds of a substantially contemporaneous sale of shares of capital stock ranking junior to the preferred stock being offered or, in the case of capital stock ranking on a parity with the preferred stock being offered, through the use of the proceeds of a substantially contemporaneous sale of other shares of capital stock ranking on a parity with the preferred stock being offered;

(4)	in the case of capital stock ranking on a parity with the preferred stock being offered, pursuant to pro rata offers to purchase all or a pro rata portion of the shares of preferred stock being offered and such capital stock ranking on a parity with the preferred stock being offered;

(5)	in connection with the satisfaction of our obligations pursuant to any contract entered into in the ordinary course prior to the beginning of the most recently completed dividend period; or

(6)	any purchase, redemption or other acquisition of capital stock ranking junior to the preferred stock being offered pursuant to any of our or our subsidiaries’ employee, consultant or director incentive or benefit plans or arrangements (including any employment, severance or consulting arrangements) adopted before or after the issuance of the preferred stock being offered).

However, the foregoing will not restrict the ability of us or any of our affiliates to engage in underwriting, stabilization, market-making or similar transactions in our capital stock in the ordinary course of business. Subject to the conditions described above, and not otherwise, dividends (payable in cash, capital stock, or otherwise), as may be determined by our board of directors or a duly authorized committee of our board, may be declared and paid on our common stock and any other capital stock ranking junior to or on a parity with the preferred stock being offered from time to time out of any assets legally available for such payment, and the holders of the preferred stock being offered will not be entitled to participate in those dividends.

As used in this prospectus, “junior to the preferred stock being offered” and like terms refer to our common stock and any other class or series of our capital stock over which the preferred stock being offered has preference or priority, either as to dividends or upon liquidation, dissolution or winding-up, or both, as the context may require; “parity preferred stock” and “on a parity with the preferred stock being offered” and like terms refer to any class or series of our capital stock that ranks on a parity with the shares of the preferred stock being offered, either as to dividends or upon liquidation, dissolution or winding-up, or both, as the context may require; and “senior to the preferred stock being offered” and like terms refer to any class or series of our capital stock that ranks senior to the preferred stock being offered, either as to dividends or upon liquidation, dissolution or winding-up, or both, as the context may require.

Unless otherwise specified in the applicable prospectus supplement, we will compute the amount of dividends payable by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for any period greater or less than a full dividend period, other than the initial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

Rights Upon Liquidation

In the event of our voluntary or involuntary liquidation, dissolution or winding-up, holders of each series of preferred stock that we offer by use of this prospectus and an applicable prospectus supplement will be entitled to receive and to be paid out of our assets legally available for distribution to our stockholders the amount set forth in the prospectus supplement plus, in the case of a series of noncumulative preferred stock, an amount equal to any declared and unpaid dividends, without accumulation of undeclared dividends, if any, from the day following the immediately preceding dividend payment date, to, but not including, the date of the liquidating distribution, but without accumulation of any unpaid dividends for prior dividend periods, or, in the case of a series of cumulative preferred stock, an amount equal to any accumulated and unpaid dividends, whether or not declared, before we make any payment or distribution on our common stock or on any other capital stock ranking junior to the preferred stock offered by use of this prospectus and an applicable prospectus supplement, and any stock having the same rank as that series of preferred stock upon our liquidation, dissolution or winding-up. After the payment to such holders of the full preferential amounts to which they are entitled, such holders will have no right or claim to any of our remaining assets.

If, upon our voluntary or involuntary liquidation, dissolution or winding-up, we fail to pay in full the amounts payable with respect to preferred stock offered by use of this prospectus and an applicable prospectus supplement, and any stock having the same rank as that series of preferred stock, the holders of the preferred stock and of that other stock will share ratably in any such distribution of our assets in proportion to the full respective distributions to which they are entitled. For any series of preferred stock offered by use of this prospectus and an applicable prospectus supplement, neither the sale of all or substantially all of our property or business, nor our merger or consolidation into or with any other entity will be considered a liquidation, dissolution or winding-up.

Redemption

The applicable prospectus supplement will indicate whether the series of preferred stock offered by use of this prospectus and the applicable prospectus supplement is subject to redemption, in whole or in part, whether at our option or mandatorily and whether or not pursuant to a sinking fund. The redemption provisions that may apply to a series of preferred stock offered, including the redemption dates, the redemption prices for that series and whether those redemption prices will be paid in cash, stock or a combination of cash and stock, will be set forth in the prospectus supplement. If the redemption price is to be paid only from the proceeds of the sale of our capital stock, the terms of the series of preferred stock may also provide that, if our capital stock is not sold or if the amount of cash received is insufficient to pay in full the redemption price then due, the series of preferred stock will automatically be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the prospectus supplement.

If we are redeeming fewer than all the outstanding shares of preferred stock of any series, whether by mandatory or optional redemption, our board of directors or any duly authorized committee of our board will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or in such other manner as the board of directors or any duly authorized committee of our board determines to be equitable. From and after the redemption date, dividends will cease to accumulate on the shares of preferred stock called for redemption up to the redemption date and all rights of the holders of those shares, except the right to receive the redemption price, will cease.

In the event that we fail to pay full dividends, including accumulated but unpaid dividends, if any, on any series of preferred stock offered, we may not redeem that series in part and we may not purchase or acquire any shares of that series of preferred stock, except by a purchase or exchange offer made on the same terms to all holders of that series of preferred stock.

Conversion Rights

The prospectus supplement will state the terms, if any, on which shares of the series of preferred stock offered by use of this prospectus and an applicable prospectus supplement are convertible into shares of our common stock or other securities. As described under “— Redemption” above, under certain circumstances, preferred stock may be mandatorily convertible into our common stock or another series of our preferred stock.

Voting Rights

Except as indicated below or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of the preferred stock offered by use of this prospectus and an applicable prospectus supplement will not be entitled to vote. Unless otherwise indicated in the prospectus supplement, each share of preferred stock of each series will be entitled to one vote on matters on which holders of that series of preferred stock are entitled to vote. However, as more fully described under “Description of Depositary Shares,” if we use this prospectus and an applicable prospectus supplement to offer depositary shares representing a fractional interest in a share of a series of preferred stock, each depositary share, in effect, will be entitled to that fraction of a vote, rather than a full vote. If (unless otherwise indicated in the prospectus supplement) each full share of any series of preferred stock offered is entitled to one vote, the voting power of that series will depend on the number of shares in that series, and not on the aggregate liquidation preference or initial offering price of the shares of that series of preferred stock.

Unless otherwise specified in a prospectus supplement, if, at any time or times, the equivalent of an aggregate of six quarterly dividends, whether or not consecutive, for any series of preferred stock being offered has not been paid, the number of directors constituting our board of directors will be automatically increased by two and the holders of each outstanding series of preferred stock with such voting rights, together with holders of such other shares of any other class or series of parity preferred stock outstanding at the time upon which like voting rights have been conferred and are exercisable, which we refer to as “voting parity stock,” voting together as a class, will be entitled to elect those additional two directors, which we refer to as “preferred directors,” at that annual meeting and at each subsequent annual meeting of stockholders until full dividends have been paid for at least four quarterly consecutive dividend periods. At that time such right will terminate, except as expressly provided in the applicable certificate of designations or by law, subject to revesting. Upon any termination of the right of the holders of shares of preferred stock being offered and voting parity stock as a class to vote for directors as provided above, the preferred directors will cease to be qualified as directors, the term of office of all preferred directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of preferred directors elected. Any preferred director may be removed at any time, with cause as provided by law or without cause by the affirmative vote of the holders of shares of preferred stock voting together as a class with the holders of shares of voting parity stock, to the extent the voting rights of such holders described above are then exercisable. Any vacancy created by removal with or without cause may be filled only as described in the preceding sentence. If the office of any preferred director becomes vacant for any reason other than removal, the remaining preferred director may choose a successor who will hold office for the unexpired term in respect of which such vacancy occurred.

So long as any shares of the preferred stock being offered remain outstanding, we will not, without the affirmative vote of the holders of at least 66 2/3% in voting power of the preferred stock being offered and any voting parity stock, voting together as a class, authorize, create or issue any capital stock ranking senior to the preferred stock being offered as to dividends or upon liquidation, dissolution or winding-up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. So long as any shares of the preferred stock being offered remain outstanding, we will not, without the affirmative vote of the holders of at least 66 2/3% in voting power of the preferred stock being offered, amend, alter or repeal any provision of the applicable certificate of designations or our certificate of incorporation, including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the preferred stock being offered.

Notwithstanding the foregoing, none of the following will be deemed to adversely affect the powers, preferences or special rights of the preferred stock being offered:

•

any increase in the amount of authorized common stock or authorized preferred stock, or any increase or decrease in the number of shares of any series of preferred stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on a parity with or junior to the preferred stock being offered as to dividends or upon liquidation, dissolution or winding-up;

•	a merger or consolidation of us with or into another entity in which the shares of the preferred stock being offered remain outstanding; and

•

a merger or consolidation of us with or into another entity in which the shares of the preferred stock being offered are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have powers, preferences and special rights that are not materially less favorable than the preferred stock being offered;

provided that if the amendment would adversely affect such series but not any other series of outstanding preferred stock, then the amendment will only need to be approved by holders of at least two-thirds of the shares of the series of preferred stock adversely affected.

Under regulations adopted by the Federal Reserve Board, if the holders of any series of our preferred stock become entitled to vote for the election of directors because dividends on that series are in arrears, that series may then be deemed a “class of voting securities.” In such a case, a holder of 25% or more of the series, or a holder of 5% or more if that holder would also be considered to exercise a “controlling influence” over JPMorgan Chase, may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. In addition, (1) any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire or retain 5% or more of that series, and (2) any person other than a bank holding company may be required to provide notice to the Federal Reserve Board prior to acquiring or retaining 10% or more of that series.

Outstanding Series of Preferred Stock

Ranking. Each of our Series I Preferred Stock, Series O Preferred Stock, Series P Preferred Stock, Series Q Preferred Stock and Series R Preferred Stock (each as defined below, and collectively, the “Outstanding Preferred Stock”) ranks senior to our common stock as well as any of our other stock that states it is expressly made junior to such series of Outstanding Preferred Stock as to payment of dividends and distribution of assets upon our liquidation, dissolution, or winding up.

Dividends. We may not declare or pay or set apart for payment full dividends on any series of preferred stock ranking, as to dividends, equally with or junior to the Outstanding Preferred Stock unless we have previously declared and paid or set apart for payment full dividends on the Outstanding Preferred Stock for the most recently completed dividend period. When dividends are not paid in full on the Outstanding Preferred Stock and any series of preferred stock ranking equally as to dividends, all dividends upon the Outstanding Preferred Stock and such equally ranking series will be declared and paid pro rata.

With certain exceptions, unless we have paid or declared and set aside for payment full dividends on the Outstanding Preferred Stock for the most recently completed dividend period, we will not:

•	declare or make any dividend payment or distribution on any junior ranking stock, other than a dividend paid in junior ranking stock, or

•	redeem, purchase, otherwise acquire or set apart money for a sinking fund for the redemption of any junior or equally ranking stock, except by conversion into or exchange for junior ranking stock.

Rights Upon Liquidation. In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Outstanding Preferred Stock of each series will be entitled to receive liquidating distributions equal to the liquidation preference per share for such series, plus any declared and unpaid dividends, without accumulation of undeclared dividends, before we make any distribution of assets to the holders of our common stock or any other class or series of shares ranking junior to the Outstanding Preferred Stock of such series.

Redemption. We may redeem each series of Outstanding Preferred Stock on the dates and at the redemption prices set forth below. In addition, we may redeem the Series O Preferred Stock, Series P Preferred Stock, Series Q Preferred Stock and Series R Preferred Stock in whole, but not in part, at a redemption price equal to the liquidation preference per share for each such series of Outstanding Preferred Stock, plus any declared and unpaid dividends, following the occurrence of a capital treatment event. For these purposes, “capital treatment event” means the good faith determination by JPMorgan Chase that, as a result of any:

•

amendment to, or change or any announced prospective change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any shares of such series of Outstanding Preferred Stock;

•	proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any shares of such series of Outstanding Preferred Stock; or

•

official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of any shares of such series of Outstanding Preferred Stock, there is more than an insubstantial risk that JPMorgan Chase will not be entitled to treat an amount equal to the full liquidation amount of all shares of such series of Outstanding Preferred Stock then outstanding as “Tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the appropriate federal banking agency, as then in effect and applicable, for as long as any share of such series of Outstanding Preferred Stock is outstanding.

Voting Rights. The Outstanding Preferred Stock has limited voting rights. Each share of Outstanding Preferred Stock has one vote whenever it is entitled to voting rights.

Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series I

On April 23, 2008, we issued 600,000 shares of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series I, $1 par value, with a liquidation preference of $10,000 per share (the “Series I Preferred Stock”). Shares of the Series I Preferred Stock are represented by depositary shares, each representing a one-tenth interest in a share of preferred stock of the series.

Dividends. Dividends on the Series I Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, from the date of issuance to, but excluding, April 30, 2018 at a rate of 7.90% per annum, payable semi-annually, in arrears, on April 30 and October 30 of each year, beginning on October 30, 2008. From and including April 30, 2018, dividends will be paid when, as, and if declared by our board of directors or such committee thereof at a floating rate equal to three-month LIBOR plus a spread of 3.47% per annum, payable quarterly, in arrears, on January 30, April 30, July 30 and October 30 of each year. Dividends on the Series I Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series I Preferred Stock may be redeemed on any dividend payment date on or after April 30, 2018, in whole or in part, at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends.

5.50% Non-Cumulative Preferred Stock, Series O

On August 27, 2012, we issued 125,750 shares of 5.50% Non-Cumulative Preferred Stock, Series O, $1 par value, with a liquidation preference of $10,000 per share (the “Series O Preferred Stock”). Shares of the Series O Preferred Stock are represented by depositary shares, each representing a 1/400th interest in a share of preferred stock of the series.

Dividends. Dividends on the Series O Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, at a rate of 5.50% per annum, payable quarterly, in arrears, on March 1, June 1, September 1 and December 1 of each year, beginning on December 1, 2012. Dividends on the Series O Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series O Preferred Stock may be redeemed on any dividend payment date on or after September 1, 2017, in whole or in part, at a redemption price equal to $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series O Preferred Stock following the occurrence of a “capital treatment event”, as described above.

5.45% Non-Cumulative Preferred Stock, Series P

On February 5, 2013, we issued 90,000 shares of 5.45% Non-Cumulative Preferred Stock, Series P, $1 par value, with a liquidation preference of $10,000 per share (the “Series P Preferred Stock”). Shares of the Series P Preferred Stock are represented by depositary shares, each representing a 1/400th interest in a share of preferred stock of the series.

Dividends. Dividends on the Series P Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, at a rate of 5.45% per annum, payable quarterly, in arrears, on March 1, June 1, September 1 and December 1 of each year, beginning on June 1, 2013. Dividends on the Series P Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series P Preferred Stock may be redeemed on any dividend payment date on or after March 1, 2018, in whole or in part, at a redemption price equal to $10,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series P Preferred Stock following the occurrence of a “capital treatment event”, as described above.

Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series Q

On April 23, 2013, we issued 150,000 shares of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series Q, $1 par value, with a liquidation preference of $10,000 per share (the “Series Q Preferred Stock”). Shares of the Series Q Preferred Stock are represented by depositary shares, each representing a one-tenth interest in a share of preferred stock of the series.

Dividends. Dividends on the Series Q Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, from the date of issuance to, but excluding, May 1, 2023 at a rate of 5.15% per annum, payable semi-annually, in arrears, on May 1 and November 1 of each year, beginning on November 1, 2013. From and including May 1, 2023, dividends will be paid when, as, and if declared by our board or such committee at a floating rate equal to three-month LIBOR plus a spread of 3.25% per annum, payable quarterly, in arrears, on February 1, May 1, August 1 and November 1 of each year, beginning on August 1, 2023. Dividends on the Series Q Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series Q Preferred Stock may be redeemed on any dividend payment date on or after May 1, 2023, in whole or in part, at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series Q Preferred Stock following the occurrence of a “capital treatment event”, as described above.

Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series R

On July 29, 2013, we issued 150,000 shares of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series R, $1 par value, with a liquidation preference of $10,000 per share (the “Series R Preferred Stock”). Shares of the Series R Preferred Stock are represented by depositary shares, each representing a one-tenth interest in a share of preferred stock of the series.

Dividends. Dividends on the Series R Preferred Stock are payable when, as, and if declared by our board of directors or a duly authorized committee of our board, from the date of issuance to, but excluding, August 1, 2023 at a rate of 6.00% per annum, payable semi-annually, in arrears, on February 1 and August 1 of each year, beginning on February 1, 2014. From and including August 1, 2023, dividends will be paid when, as, and if declared by our board or such committee at a floating rate equal to three-month LIBOR plus a spread of 3.30% per annum, payable quarterly, in arrears, on February 1, May 1, August 1 and November 1 of each year, beginning on November 1, 2023. Dividends on the Series R Preferred Stock are neither mandatory nor cumulative.

Redemption. The Series R Preferred Stock may be redeemed on any dividend payment date on or after August 1, 2023, in whole or in part, at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends. We may also redeem the Series R Preferred Stock following the occurrence of a “capital treatment event”, as described above.

DESCRIPTION OF DEPOSITARY SHARES

General. We may, at our option, elect to offer depositary shares representing fractional interests in shares of preferred stock. If we do, we will arrange the issuance by a depositary of receipts for depositary shares, and each of those depositary shares will represent a fractional interest in a share of a particular series of preferred stock. We will specify that fractional interest in the applicable prospectus supplement.

The shares of any series of preferred stock underlying the depositary shares offered by use of this prospectus and an applicable prospectus supplement will be deposited under a deposit agreement between us and a depositary selected by us. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in the share of preferred stock underlying that depositary share, to all the powers, preferences and rights of the preferred stock underlying that depositary share, in proportion to the applicable fractional interest in a share of the preferred stock which those depositary shares represent. Those rights include dividend, voting, redemption, conversion and liquidation rights.

The depositary shares offered by use of this prospectus and an applicable prospectus supplement will be evidenced by depositary receipts issued under the deposit agreement. The depositary will issue depositary receipts to those persons who purchase the fractional interests in the preferred stock underlying the depositary shares, in accordance with the terms of the offering. The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that are filed as exhibits to the registration statement.

Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of related depositary receipts in proportion to the number of depositary shares owned by those holders.

If we make a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution as nearly as practicable in proportion to the number of depositary shares held by each holder, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, adopt a method of distribution that it deems practicable, including the sale of the property and distribution of the net proceeds from the sale to the applicable holders of the depositary receipts.

Redemption of Depositary Shares. Upon redemption, in whole or in part, of shares of any series of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock.

Depositary shares called for redemption will no longer be outstanding after the applicable redemption date, and all rights of the holders of those depositary shares will cease, except the right to receive any money, securities, or other property upon surrender to the depositary of the depositary receipts evidencing those depositary shares.

Voting the Preferred Stock. Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares representing that preferred stock. Each record holder of those depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock underlying that holder’s depositary shares. The depositary will try, to the extent practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all action that the depositary deems necessary in order to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing the preferred stock.

Amendment and Termination of the Deposit Agreement. We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time regarding any depositary shares offered by use of this prospectus and an applicable prospectus supplement. However, any amendment that materially and adversely alters the rights of the holders of depositary shares or would be materially and adversely inconsistent with the rights granted to holders of the underlying preferred stock pursuant to our certificate of incorporation will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if:

•	all outstanding depositary shares have been redeemed; or

•

there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements regarding any depositary shares offered by use of this prospectus and an applicable prospectus supplement. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay transfer and other taxes and governmental charges and other charges with respect to their depositary receipts as expressly provided in the deposit agreement.

Resignation and Removal of Depositary. The depositary for the depositary shares offered by use of this prospectus and an applicable prospectus supplement may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal.

Miscellaneous. The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performing in good faith our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding relating to any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons we believe to be competent, and on documents we believe to be genuine.

DESCRIPTION OF COMMON STOCK

As of the date of this prospectus, we are authorized to issue up to 9,000,000,000 shares of common stock. As of June 30, 2013, we had 4,104,933,895 shares of common stock issued (excluding 335,916,201 shares held in treasury).

The following summary is not complete. You should refer to the applicable provisions of our certificate of incorporation and to the Delaware General Corporation Law for a complete statement of the terms and rights of our common stock.

Dividends. Holders of common stock are entitled to receive dividends if, as and when declared by our board of directors out of funds legally available for payment, subject to the rights of holders of our preferred stock.

Voting Rights. Each holder of common stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock under its applicable certificate of designations and applicable law, all voting rights are vested in the holders of shares of our common stock. Holders of shares of our common stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors and the holders of the remaining shares will not be able to elect any directors.

Rights Upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share equally in any of our assets available for distribution after we have paid in full all of our debts and after the holders of all series of our outstanding preferred stock have received their liquidation preferences in full.

Miscellaneous. The issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Our common stock is not convertible into shares of any other class of our capital stock. Computershare Inc is the transfer agent, registrar and dividend disbursement agent for our common stock.

DESCRIPTION OF SECURITIES WARRANTS

We may issue securities warrants for the purchase of debt securities, preferred stock or common stock. We may issue securities warrants independently or together with debt securities, preferred stock, common stock or other securities, other property or any combination of those securities in the form of units. Each series of securities warrants will be issued under a separate securities warrant agreement to be entered into between us and a bank or trust company (which may be the Bank), as warrant agent. The warrant agent will act solely as our agent under the applicable securities warrant agreement and will not assume any obligation to, or relationship of agency or trust for or with, any registered holders or beneficial owners of securities warrants. This summary of certain provisions of the securities warrants and the securities warrant agreement is not complete. You should refer to the securities warrant agreement relating to the specific securities warrants being offered, including the forms of securities warrant certificates representing those securities warrants, for the complete terms of the securities warrant agreement and the securities warrants. Forms of those documents are filed as exhibits to the registration statement.

Each securities warrant will entitle the holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. The exercise price may be subject to adjustment upon the occurrence of certain events, as set forth in the prospectus supplement. We will also specify in the prospectus supplement the place or places where, and the manner in which, securities warrants may be exercised. After the close of business on the expiration date of the securities warrants, unexercised securities warrants will become void.

Prior to the exercise of any securities warrants, holders of the securities warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock, as the case may be, that may be purchased upon exercise of those securities warrants, including, (1) in the case of securities warrants for the purchase of debt securities, the right to receive payments of principal of, and premium, if any, or interest, if any, on those debt securities or to enforce covenants in the senior indenture or subordinated indenture, as the case may be, or (2) in the case of securities warrants for the purchase of preferred stock or common stock, the right to receive payments of dividends, if any, on that preferred stock or common stock or to exercise any applicable right to vote.

DESCRIPTION OF CURRENCY WARRANTS

We have described below certain general terms and provisions of the currency warrants that we may offer. We will describe the particular terms of the currency warrants and the extent, if any, to which the general provisions described below do not apply to the currency warrants offered in the applicable prospectus supplement. The following summary is not complete. You should refer to the currency warrants and the currency warrant agreement relating to the specific currency warrants being offered for the complete terms of those currency warrants. Forms of those documents are filed as exhibits to the registration statement.

We will issue each issue of currency warrants under a currency warrant agreement to be entered into between us and a bank or trust company (which may be the Bank), as warrant agent. The warrant agent will act solely as our agent under the applicable currency warrant agreement and will not assume any obligation to, or relationship of agency or trust for or with, any holders of currency warrants.

We may issue currency warrants either in the form of:

•

currency put warrants, which entitle the holders to receive from us the cash settlement value in U.S. dollars of the right to sell a specified amount of a specified foreign currency or composite currency (the “designated currency”) for a specified amount of U.S. dollars; or

•

currency call warrants, which entitle the holders to receive from us the cash settlement value in U.S. dollars of the right to purchase a specified amount of a designated currency for a specified amount of U.S. dollars.

As a prospective purchaser of currency warrants, you should be aware of special United States federal income tax considerations applicable to instruments such as the currency warrants. The prospectus supplement relating to each issue of currency warrants will describe those tax considerations.

Unless otherwise specified in the applicable prospectus supplement, we will issue the currency warrants in the form of global currency warrant certificates, registered in the name of a depositary or its nominee. See “Book-Entry Issuance” below.

Each issue of currency warrants will be listed on a national securities exchange, subject only to official notice of issuance, as a condition of sale of that issue of currency warrants. In the event that the currency warrants are delisted from, or permanently suspended from trading on, the applicable national securities exchange, the expiration date for those currency warrants will be the date the delisting or trading suspension becomes effective, and currency warrants not previously exercised will be deemed automatically exercised on that expiration date. The applicable currency warrant agreement will contain a covenant from us that we will not seek to delist the currency warrants or suspend their trading on the applicable national securities exchange unless we have concurrently arranged for listing on another national securities exchange.

Currency warrants involve a high degree of risk, including risks arising from fluctuations in the price of the underlying currency, foreign exchange risks and the risk that the currency warrants will expire worthless. Further, the cash settlement value of currency warrants at any time prior to exercise or expiration may be less than the trading value of the currency warrants. The trading value of the currency warrants will fluctuate because that value is dependent, at any time, on a number of factors, including the time remaining to exercise the currency warrants, the relationship between the exercise price of the currency warrants and the price of the designated currency, and the exchange rate associated with the designated currency. Because currency warrants are unsecured obligations of JPMorgan Chase, changes in our perceived creditworthiness may also be expected to affect the trading prices of currency warrants. Finally, the amount of actual cash settlement of a currency warrant may vary as a result of fluctuations in the price of the designated currency between the time you give instructions to exercise the currency warrant and the time the exercise is actually effected.

As a prospective purchaser of currency warrants you should be prepared to sustain a loss of some or all of the purchase price of your currency warrants. You should also be experienced with respect to options and option transactions and should reach an investment decision only after careful consideration with your advisers of the suitability of the currency warrants in light of your particular financial circumstances. You should also consider the information set forth under “Risk Factors” in the prospectus supplement relating to the particular issue of currency warrants being offered and to the other information regarding the currency warrants and the designated currency set forth in the prospectus supplement.

DESCRIPTION OF UNITS

We may issue units that will consist of any combination of debt securities, preferred stock, common stock and warrants issued by us, depositary shares representing preferred stock issued by us, debt obligations or other securities of an entity affiliated or not affiliated with us or other property. We may issue units in one or more series, which will be described in the applicable prospectus supplement. Each series of units will be issued under a separate unit agreement to be entered into between us and a bank or trust company (which may be the Bank), as unit agent. The below summary of certain provisions of the units and unit agreements is not complete. You should refer to the unit agreement for the complete terms of the unit agreement and the units. Forms of those documents will be filed as exhibits to or incorporated by reference in the registration statement.

Unless otherwise specified in the applicable prospectus supplement, each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. We will describe the particular terms of any series of units being offered in the prospectus supplement relating to that series of units. Those terms may include:

•

the designation and the terms of the units and any combination of debt securities, preferred stock, common stock and warrants issued by us, depositary shares representing preferred stock issued by us, debt obligations or other securities of an entity affiliated or not affiliated with us or other property constituting the units, including and whether and under what circumstances the debt securities, preferred stock, common stock and warrants issued by us, depositary shares representing preferred stock issued by us, debt obligations or other securities of an entity affiliated or not affiliated with us or other securities may be traded separately;

•	any additional terms of the governing unit agreement;

•

any additional provisions for the issuance, payment, settlement, transfer or exchange of the units or of the debt securities, preferred stock, common stock and warrants issued by us, depositary shares representing preferred stock issued by us, debt obligations or other securities of an entity affiliated or not affiliated with us or other property constituting the units; and

•	any applicable U.S. federal income tax consequences.

The terms and conditions described under “Description of Debt Securities,” “Description of Preferred Stock,” “Description of Common Stock,” “Description of Securities Warrants” and “Description of Currency Warrants” will apply to each unit and to any debt securities, preferred stock, common stock or warrants issued by us, depositary shares representing preferred stock issued by us, debt obligations or other securities of an entity affiliated or not affiliated with us or other property included in each unit, unless otherwise specified in the applicable prospectus supplement.

An investment in units may involve special risks, including risks associated with indexed securities and currency-related risks if the securities comprising the units are linked to an index or are payable in or otherwise linked to a non-U.S. dollar currency.

BOOK-ENTRY ISSUANCE

We may issue series of any securities as global securities and deposit them with a depositary with respect to that series for settlement and clearance through a book-entry settlement system, as indicated in the applicable prospectus supplement. The following is a summary of the depositary arrangements applicable to securities issued in permanent global form and for which The Depository Trust Company (“DTC”) will act as depositary (the “global securities”).

Each global security will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global securities will not be exchangeable for certificated securities.

Only institutions that have accounts with DTC or its nominee (“DTC participants”) or persons that may hold interests through DTC participants may own beneficial interests in a global security. DTC will maintain records evidencing ownership of beneficial interests by DTC participants in the global securities and transfers of those ownership interests. DTC participants will maintain records evidencing ownership of beneficial interests in the global securities by persons that hold through those DTC participants and transfers of those ownership interests within those DTC participants. DTC has no knowledge of the actual beneficial owners of the securities. You will not receive written confirmation from DTC of your purchase, but we do expect that you will receive written confirmations providing details of the transaction, as well as periodic statements of your holdings, from the DTC participant through which you entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of those securities in certificated form. Those laws may impair your ability to transfer beneficial interests in a global security.

DTC has advised us that upon the issuance of a global security and the deposit of that global security with DTC, DTC will immediately credit, on its book-entry registration and transfer system, the respective principal amounts or number of shares represented by that global security to the accounts of DTC participants.

We will make payments on securities represented by a global security to DTC or its nominee, as the case may be, as the registered owner and holder of the global security representing those securities. DTC has advised us that upon receipt of any payment on a global security, DTC will immediately credit accounts of DTC participants with payments in amounts proportionate to their respective beneficial interests in that security, as shown in the records of DTC. Standing instructions and customary practices will govern payments by DTC participants to owners of beneficial interests in a global security held through those DTC participants, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Those payments will be the sole responsibility of those DTC participants, subject to any statutory or regulatory requirements in effect from time to time.

None of JPMorgan Chase, the trustees or any of our respective agents will have any responsibility or liability for any aspect of the records of DTC, any nominee or any DTC participant relating to, or payments made on account of, beneficial interests in a global security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any DTC participant relating to those beneficial interests.

A global security is exchangeable for certificated securities registered in the name of a person other than DTC or its nominee only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or DTC ceases to be registered under the Securities Exchange Act of 1934;

•	we determine in our discretion that the global security will be exchangeable for certificated securities in registered form; or

•

if applicable to the particular type of security, there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the securities.

Any global security that is exchangeable as described in the preceding sentence will be exchangeable in whole for certificated securities in registered form, and, in the case of global debt securities, of like tenor and of an equal aggregate principal amount as the global security, in denominations of $1,000 and integral multiples of $1,000 (or in denominations and integral multiples as otherwise specified in the applicable prospectus supplement). The registrar for the securities will register the certificated securities in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from DTC participants with respect to ownership of beneficial interests in the global security. In the case of global debt securities, we will make payment of any principal and interest on the certificated securities and will register transfers and exchanges of those certificated securities at the corporate trust office of The Bank of New York Mellon. However, we may elect to pay interest by check mailed to the address of the person entitled to that interest payment as of the record date, as shown on the register for the securities.

Except as provided above, as an owner of a beneficial interest in a global security, you will not be entitled to receive physical delivery of securities in certificated form and will not be considered a holder of securities for any purpose under either of the indentures. No global security will be exchangeable except for another global security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, you must rely on the procedures of DTC and the DTC participant through which you own your interest to exercise any rights of a holder under the global security or the applicable indenture.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global security desires to take any action that a holder is entitled to take under the securities or the indentures, DTC would authorize the DTC participants holding the relevant beneficial interests to take that action, and those DTC participants would authorize beneficial owners owning through those DTC participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us that DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities Exchange Act of 1934.

If specified in the applicable prospectus supplement, investors may elect to hold interests in the global securities deposited with DTC outside the United States through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries. Those depositaries in turn hold those interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Unless otherwise specified in the prospectus supplement, The Bank of New York Mellon will act as depositary for each of Clearstream and Euroclear.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry transfers between their accounts. Clearstream provides its participants with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries through established depository and custodial relationships. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Clearstream’s participants in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with Clearstream participants.

Distributions with respect to interests in global securities held through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear has advised us that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. under contract with Euroclear plc, a U.K. corporation. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Distributions with respect to interests in global securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with Euroclear’s terms and conditions and operating procedures and applicable Belgian law, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

Unless otherwise specified in a prospectus supplement with respect to a particular series of global securities, initial settlement for global securities will be made in immediately available funds. DTC participants will conduct secondary market trading with other DTC participants in the ordinary way in accordance with DTC rules. Thereafter, secondary market trades will settle in immediately available funds using DTC’s same day funds settlement system.

If the prospectus supplement specifies that interests in the global securities may be held through Clearstream or Euroclear, Clearstream customers and/or Euroclear participants will conduct secondary market trading with other Clearstream customers and/or Euroclear participants in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear. Thereafter, secondary market trades will settle in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by the U.S. depositary for that system; however, those cross-market transactions will require delivery by the counterparty in the relevant European international clearing system of instructions to that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary for that system to take action to effect final settlement on its behalf by delivering or receiving interests in global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of interests in global securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Those credits or any transactions in global securities settled during that processing will be reported to the relevant Euroclear participants or Clearstream customers on that business day. Cash received in Clearstream or Euroclear as a result of sales of interests in global securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the procedures described above in order to facilitate transfers of interests in global securities among DTC participants, Clearstream and Euroclear, they are under no obligation to perform those procedures and those procedures may be discontinued at any time.

Special Provisions Relating to Certain Foreign Currency Securities

If specified in the applicable prospectus supplement, book-entry securities denominated in currencies other than U.S. dollars may be held directly through participants in the systems of Clearstream or Euroclear, or indirectly through organizations that are participants in such systems. Such securities will be issued in the form of one or more global certificates (the “international global securities”), which will be registered in the name of a nominee for, and shall be deposited with, a common depositary for Clearstream and/or Euroclear. If a particular tranche or series of securities is issued utilizing both a global security and an international global security, in order to allow transfers between account holders utilizing the different book-entry systems the registrar will adjust the amounts of the global securities on the register for the accounts of the nominees for the respective systems.

Unless otherwise specified in the applicable prospectus supplement, with respect to an international global security, distributions of principal and interest for a global debt security and dividends for a global equity security will be credited, in the specified currency, to the extent received by Clearstream or Euroclear, to the cash accounts of Clearstream or Euroclear customers in accordance with the relevant system’s rules and procedures. If the prospectus supplement provides for both a global security and an international global security or if a beneficial interest in a global security is held by a participant in Clearstream or Euroclear, then a holder of a beneficial interest in a global security will receive all payments in U.S. dollars in accordance with DTC’s rules and procedures, unless it has, or participants through which it holds its beneficial interest have, made other arrangements.

Relationship of Accountholders with Clearing Systems

Unless otherwise specified in the applicable prospectus supplement, each of the persons shown in the records of Clearstream, Euroclear or any other clearing system as the holder of the securities represented by the global securities must look solely to Clearstream or Euroclear for such holder’s share of each payment made by or on behalf of JPMorgan Chase to Clearstream or Euroclear, and in relation to all other rights arising under the global securities, subject to and in accordance with the respective rules and procedures of Clearstream or Euroclear. Such persons shall have no claim directly against JPMorgan Chase in respect of payments due on the securities for so long as the securities are represented by global securities and such obligations of JPMorgan Chase will be discharged by payment to Clearstream or Euroclear in respect of each amount so paid.

PLAN OF DISTRIBUTION

We may sell the debt securities, preferred stock, depositary shares, common stock, securities warrants, currency warrants or units being offered by use of this prospectus and an applicable prospectus supplement:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.

We will set forth the terms of the offering of any securities being offered in the applicable prospectus supplement.

If we utilize underwriters in an offering of securities using this prospectus, we will execute an underwriting agreement with those underwriters. The underwriting agreement will provide that the obligations of the underwriters with respect to a sale of the offered securities are subject to certain conditions precedent and that the underwriters will be obligated to purchase all the offered securities if any are purchased, other than securities subject to an underwriter’s overallotment option. Underwriters may sell those securities to or through dealers. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers from time to time. If we utilize underwriters in an offering of securities using this prospectus, the applicable prospectus supplement will contain a statement regarding the intention, if any, of the underwriters to make a market in the offered securities.

If we utilize a dealer in an offering of securities using this prospectus, we will sell the offered securities to the dealer, as principal. The dealer may then resell those securities to the public at a fixed price or at varying prices to be determined by the dealer at the time of resale.

We may also use this prospectus to offer and sell securities through agents designated by us from time to time. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

Underwriters, dealers or agents participating in a distribution of securities by use of this prospectus and an applicable prospectus supplement may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities, whether received from us or from purchasers of offered securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

Under agreements that we may enter into, underwriters, dealers or agents who participate in the distribution of securities by use of this prospectus and an applicable prospectus supplement may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that those underwriters, dealers or agents may be required to make.

We may offer to sell securities either at a fixed price or at prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Underwriters, dealers, agents or their affiliates may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

Our direct or indirect wholly-owned subsidiaries, including J.P. Morgan Securities LLC, may use this prospectus and the applicable prospectus supplement in connection with offers and sales of securities in the secondary market. Those subsidiaries may act as principal or agent in those transactions. Secondary market sales will be made at prices related to prevailing market prices at the time of sale.

We may also use this prospectus to directly solicit offers to purchase securities. Except as set forth in the applicable prospectus supplement, none of our directors, officers, or employees nor those of our bank subsidiaries will solicit or receive a commission in connection with those direct sales. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

Conflicts of Interest

We own directly or indirectly all the outstanding equity securities of J.P. Morgan Securities LLC. The underwriting arrangements for any offering pursuant to this prospectus will comply with the requirements of Rule 5121 of the regulations of FINRA regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with Rule 5121, J.P. Morgan Securities LLC may not make sales pursuant to this prospectus to any discretionary account without the prior approval of the customer.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of JPMorgan Chase for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial information of JPMorgan Chase for the three-month periods ended March 31, 2013 and 2012 and for the three-month and six-month periods ended June 30, 2013 and 2012, incorporated in this prospectus by reference to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed with the SEC on May 8, 2013 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 filed with the SEC on August 7, 2013, respectively, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 8, 2013 and August 7, 2013 state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

LEGAL OPINIONS

Simpson Thacher & Bartlett LLP, New York, New York, will provide an opinion for us regarding the validity of the offered securities and Cravath, Swaine & Moore LLP, New York, New York, will provide such an opinion for the underwriters. Cravath, Swaine & Moore LLP acts as legal counsel to us and our subsidiaries in a substantial number of matters on a regular basis.